UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT of 1934

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March [ ], 2016
Dear Stockholder:
You are cordially invited to attend the 2016 annual meeting of stockholders of DiamondRock Hospitality Company, a Maryland corporation, to be held on Tuesday, May 3, 2016 at 3:00 p.m. local time, at the Westin Washington D.C. City Center, 1400 M Street NW, Washington, D.C.
The attached proxy statement, accompanied by the notice of the meeting, describes the matters expected to be acted upon at the meeting. We urge you to review these materials carefully and to use this opportunity to take part in the affairs of DiamondRock Hospitality Company by voting on the matters described in this proxy statement. We hope that you will be able to attend the meeting.
Your vote is important. Whether or not you plan to attend the meeting, please complete the enclosed proxy card and return it as promptly as possible or authorize a proxy to vote your shares by calling the toll-free telephone number or via the Internet. The enclosed proxy card contains instructions regarding all three methods of voting. If you attend the meeting, you may continue to have your shares voted as you have previously instructed or you may withdraw your proxy at the meeting and vote your shares in person.
We look forward to seeing you at the meeting.

Sincerely,

MARK W. BRUGGER
Chief Executive Officer

DIAMONDROCK HOSPITALITY COMPANY
3 Bethesda Metro Center
Suite 1500
Bethesda, MD 20814
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 3, 2016

The 2016 annual meeting of stockholders of DiamondRock Hospitality Company, a Maryland corporation, will be held on Tuesday, May 3, 2016 at 3:00 p.m. local time, at the Westin Washington D.C. City Center, 1400 M Street NW, Washington, D.C., for the following purposes:

1.	To elect seven directors nominated by our Board of Directors, each to serve until the next annual meeting of our stockholders and until their respective successors are duly elected and qualify;

2.	To consider and vote upon the approval of a non-binding advisory resolution on executive compensation;

3.	To consider and vote upon the ratification of the appointment of KPMG LLP as independent auditors of DiamondRock Hospitality Company to serve for 2016;

4.	To amend our charter to permit both the directors and the stockholders to amend our bylaws;

5.	To approve a new equity incentive plan for DiamondRock Hospitality Company; and

6.	To consider and act upon any other matters that may properly come before the annual meeting and at any postponement or adjournment thereof.
You may vote if you were a stockholder of record as of the close of business on March 1, 2016. If you do not plan to attend the meeting and vote your shares of common stock in person, please authorize a proxy to vote your shares in one of the following ways:

•	Use the toll-free telephone number shown on your proxy card (this call is toll-free if made in the United States or Canada);

•	Go to the website address shown on your proxy card and authorize a proxy via the Internet; or

•	Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope.
Any proxy may be revoked at any time prior to its exercise at the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS

WILLIAM J. TENNIS
Corporate Secretary
March 24, 2016

PROXY STATEMENT

DiamondRock Hospitality Company
3 Bethesda Metro Center
Suite 1500
Bethesda, MD 20814
This proxy statement and the enclosed proxy card are being mailed to stockholders on or about March 24, 2016 and are furnished in connection with the solicitation of proxies by the Board of Directors of DiamondRock Hospitality Company, a Maryland corporation (“DiamondRock” or the “Company”), for exercise at the 2016 annual meeting of our stockholders to be held on Tuesday, May 3, 2016 at 3:00 p.m. local time, at the Westin Washington D.C. City Center, 1400 M Street NW, Washington, D.C., and at any postponements or adjournment thereof.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
What is the purpose of the annual meeting?
At the annual meeting, stockholders will be asked to vote upon the matters set forth in the accompanying notice of meeting, including the election of directors nominated by our Board of Directors, a non-binding, advisory vote on executive compensation, the ratification of the appointment of KPMG LLP as our independent auditors for 2016, the approval of an amendment to our charter, the approval of a new equity incentive plan and any other matters that may properly come before the annual meeting for a vote.
Who is entitled to vote?
If our records show that you were a stockholder of record (i.e., a “registered stockholder”) as of the close of business on March 1, 2016, which is referred to in this proxy statement as the record date, you are entitled to receive notice of the annual meeting and to vote the shares of common stock that you held as of the close of business on the record date. Each outstanding share of common stock entitles its holder to cast one vote on each matter of record to be voted upon.
May I attend the meeting?
All stockholders of record of shares of our common stock at the close of business on the record date, or their designated proxies, are authorized to attend the annual meeting. Each stockholder and proxy will be asked to present a valid government-issued photo identification, such as a driver’s license or passport, before being admitted. If you are not a stockholder of record but you hold shares in “street name” (i.e., your shares are held in an account maintained by a bank, broker, or other nominee), then you should provide proof of beneficial ownership as of the record date, such as an account statement reflecting your stock ownership as of the record date, a copy of the voting instruction card provided by your broker, bank or other nominee, or other similar evidence of ownership. We reserve the right to determine the validity of any purported proof of beneficial ownership. If you do not have proof of ownership, you may not be admitted to the annual meeting. Cameras, recording devices and other electronic devices will not be permitted, and attendees may be subject to security inspections and other security precautions.
How do I vote?
Voting in Person at the Meeting
If you are a registered stockholder and attend the annual meeting, you may vote in person at the meeting. If your shares of common stock are held in street name and you wish to vote in person at the meeting, you must obtain a legal proxy from the broker, bank or other nominee that holds your shares of common stock of record.
Voting by Proxy for Shares Registered Directly in Your Name
If you are a registered stockholder, you may instruct the proxy holders named in the enclosed proxy card how to vote your shares of common stock by using the toll-free telephone number or the website listed on the proxy card or by signing, dating and mailing the proxy card in the postage-paid envelope provided.

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Vote by Telephone. You may authorize a proxy to vote your shares by telephone by calling the toll-free number listed on the accompanying proxy card. Authorizing a proxy by telephone is available 24 hours per day until 11:59 p.m., Eastern Time, on May 2, 2016. When you call, please have your proxy card in hand, and you will receive a series of voice instructions that will allow you to authorize a proxy to vote your shares of common stock. You will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU AUTHORIZE A PROXY BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

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Vote by Internet. You also have the option to authorize a proxy to vote your shares via the Internet. The website for authorizing a proxy is printed on your proxy card. Authorizing a proxy by Internet is available 24 hours per day until 11:59 p.m., Eastern Time, on May 2, 2016. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU AUTHORIZE A PROXY VIA THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

•	Vote by Mail. If you would like to authorize a proxy to vote your shares by mail, mark, sign and date your proxy card and return in the postage-paid envelope provided.
Voting by Proxy for Shares Registered in Street Name
If your shares of common stock are held in street name, you will receive instructions from your broker, bank or other nominee which you must follow in order to have your shares of common stock voted in accordance with your instructions. The broker, bank or other nominee for your shares is required to follow your voting instructions. Accordingly, you will need to follow the directions you receive from your broker, bank or other nominee. Under the current rules of the New York Stock Exchange, or NYSE, if you do not give instructions to your broker, bank or other nominee, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. The ratification of KPMG LLP as our independent registered public accounting firm (proposal three) is considered to be a discretionary item under the NYSE rules and your broker, bank or other nominee will be able to vote on that item even if it does not receive instructions from you. The uncontested election of directors (proposal one), the non-binding, advisory resolution on executive compensation (proposal two), the resolution to approve an amendment to our charter (proposal 4), and the resolution to approve a new equity incentive plan (proposal 5) are “non-discretionary” items. If you do not instruct your broker, bank or other nominee how to vote with respect to these items, it may not vote with respect to these proposals and those votes will be counted as “broker non-votes.” Broker non-votes are shares that are held in street name by a broker, bank or other nominee that returns a properly executed proxy but does not have discretionary authority to vote on a particular matter.
What constitutes a quorum?
The presence, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at the annual meeting constitutes a quorum for the transaction of business at the annual meeting. As of the record date, there were 201,528,673 shares of common stock outstanding and entitled to vote at the annual meeting. Votes withheld for director nominees, abstentions or broker non-votes will be counted for purposes of determining whether a quorum is present for the transaction of business at the annual meeting. If a quorum is not present at the scheduled time of the meeting, the chairman may adjourn the meeting to another place, date or time until a quorum is present. The place, date and time of the adjourned meeting will be announced when the adjournment is taken and no other notice will be given unless the adjournment is to a date more than 120 days after the original record date or if, after the adjournment, a new record date is fixed for the adjourned meeting.
What is householding?
The rules of the Securities and Exchange Commission, or the SEC, allow for householding, which is the delivery of a single copy of an annual report and proxy statement to any address shared by two or more stockholders. Duplicate mailings can be eliminated by the consent of the household stockholders, or through implied consent if (1) it is believed that the stockholders are members of the same family, (2) the stockholders are notified that householding is to be used and (3) the stockholders do not request continuation of duplicate mailings. If you own shares of common stock in your own name as a holder of record, householding will not apply to your shares. If your shares of common stock are held in street name, depending upon the practices of your broker, bank or other nominee, you may need to contact them directly to discontinue duplicate mailings to your address. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee.

If you wish to request extra copies free of charge of our annual report or proxy statement, please send your request to DiamondRock Hospitality Company, 3 Bethesda Metro Center, Suite 1500, Bethesda, MD 20814, Attention: Corporate Secretary; or call us with your request at (240) 744-1150.
Will other matters be voted on at the meeting?
We are not currently aware of any other matters to be presented at the annual meeting other than those described in this proxy statement. If any other matters not described in the proxy statement are properly presented at the meeting, any proxies received by us will be voted in the discretion of the proxy holders.
May I revoke or change my proxy instructions?
You may revoke or change your proxy at any time before it has been exercised by: (1) filing a written revocation with our Corporate Secretary, c/o DiamondRock Hospitality Company, 3 Bethesda Metro Center, Suite 1500, Bethesda, MD 20814; (2) authorizing a new proxy by telephone, Internet or proxy card after the date of the previously submitted proxy; or (3) appearing in person, revoking your proxy and voting by ballot at the annual meeting.
Any stockholder of record as of the record date attending the annual meeting may vote in person whether or not a proxy has been previously given, but the presence (without further action) of a stockholder at the annual meeting will not constitute revocation of a previously given proxy.
How can I access the proxy materials?
For your review, our 2015 annual report, including a copy of our annual report filed with the SEC on Form 10-K (including financial statements for the fiscal year ended December 31, 2015), is being mailed to stockholders concurrently with this proxy statement. Although our annual report is not part of the proxy solicitation material, we recommend that you review our 2015 annual report prior to voting.
Our proxy statement, form of proxy card and annual report on Form 10-K for the fiscal year ended December 31, 2015 are available at http://www.drhc.com/annual_meeting.html.
How do I learn the results of the vote?
Voting results of the annual meeting will be disclosed on a Form 8-K filed with the SEC within four business days after the annual meeting.

PROPOSAL 1: ELECTION OF DIRECTORS
Introduction
Seven directors will be elected at our 2016 annual meeting of stockholders to serve until our 2017 annual meeting of stockholders and until their respective successors are duly elected and qualify.
Each nominee for director was recommended by our Nominating and Corporate Governance Committee, which considered a number of factors, including the criteria for Board of Directors membership approved by our Board of Directors, and then was nominated by our Board of Directors. Each of the nominees is a current member of our Board of Directors. The nominees are Daniel J. Altobello, Mark W. Brugger, Timothy R. Chi, Maureen L. McAvey, William W. McCarten, Gilbert T. Ray and Bruce D. Wardinski. As previously announced, W. Robert Grafton will not seek re-election at our 2016 annual meeting. As a result, Mr. Grafton will retire from our Board of Directors effective as of the 2016 annual meeting and our Board of Directors will be reduced to seven directors.
Our Board of Directors anticipates that the nominees will serve, if elected, as directors. However, if any person nominated by our Board of Directors is unable to serve or for good cause will not serve, the proxies will be voted for the election of such other person as our Board of Directors may recommend unless our Board of Directors alternatively acts to reduce the size of our Board or maintain a vacancy on our Board in accordance with our bylaws.
Vote Required
The affirmative vote of a majority of all the votes cast at a meeting at which a quorum is present is necessary for the election of a director in an uncontested election, which means that the number of shares voted for a nominee must exceed the number of shares voted against the nominee. If you do not instruct your broker, bank or other nominee how to vote with respect to this proposal, your broker, bank or other nominee may not cast votes on your behalf with respect to this proposal. For purposes of the election of directors, abstentions and broker non-votes, if any, will not be counted as votes cast for or against a nominee's election. If a nominee who is already serving as a director is not elected pursuant to this standard, the director must tender his or her resignation to our Board, and our Nominating and Corporate Governance Committee will make a recommendation to our Board on whether to accept or reject the recommendation or take other action.
Recommendation
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES. PROPERLY AUTHORIZED PROXIES SOLICITED BY OUR BOARD OF DIRECTORS WILL BE VOTED FOR EACH OF THE NOMINEES UNLESS INSTRUCTIONS TO WITHHOLD ARE GIVEN.
Information Regarding the Nominees and Executive Officers
The following biographical descriptions set forth certain information with respect to the nominees for election as directors at our 2016 annual meeting and the executive officers who are not directors, based on information furnished to us by each nominee and executive officer as of March 1, 2016. The biographical description for the nominees also includes the specific experience, qualifications, attributes and skills that led to the conclusion by our Board of Directors that such person should serve as a director of the Company.
Certain information regarding our directors and senior executive officers is set forth below.

Name	Age	Position
William W. McCarten*	67	Chairman of our Board of Directors and Director
Mark W. Brugger	46	President, Chief Executive Officer and Director
Daniel J. Altobello*	75	Director
Timothy R. Chi*	46	Director
Maureen L. McAvey*	69	Director
Gilbert T. Ray*	71	Director
Bruce D. Wardinski*	55	Lead Director
Sean M. Mahoney	44	Executive Vice President, Chief Financial Officer and Treasurer
Robert D. Tanenbaum	49	Executive Vice President and Chief Operating Officer
Troy G. Furbay	48	Executive Vice President and Chief Investment Officer
William J. Tennis	61	Executive Vice President, General Counsel and Corporate Secretary

*	Independent Director
The following is a summary of certain biographical information concerning our nominees and senior executive officers:
Nominees
William W. McCarten has served as our Chairman of the Board of Directors and has been a member of our Board of Directors since our formation in 2004. Mr. McCarten was also our Chief Executive Officer from our formation in 2004 until his retirement in September 2008. He also serves on the Board of Directors of Cracker Barrel Old Country Store as well as Marriott Vacations Worldwide Corporation. Mr. McCarten is a trustee of The Society for the Protection of New Hampshire Forests, a not-for-profit land conservation enterprise.
Mr. McCarten worked for the Marriott Corporation, or Marriott International, Inc., and its related entities for over 25 years until January 2004. Among his many positions during those 25 years, Mr. McCarten served as the Chief Executive Officer of HMSHost Corporation, formerly Host Marriott Services Corporation, a publicly-held developer and operator of restaurant and retail concessions in travel and entertainment venues listed on the NYSE from 1995 to 2000. In addition, Mr. McCarten served as non-executive Chairman of HMSHost Corporation from 2000 to 2001. Our Board of Directors has determined that Mr. McCarten’s qualifications to serve on our Board of Directors include his extensive experience in the lodging industry with over 25 years of experience with the Marriott organization, a leading worldwide hotel brand, franchise and management company. Mr. McCarten has developed a broad network of hotel industry contacts and relationships, including relationships with hotel owners, operators and other key industry participants. Prior to joining Marriott, Mr. McCarten was an accountant with Arthur Andersen & Co. from 1970 to 1979.
Mr. McCarten received his B.S. in Accounting from the McIntire School of Commerce at the University of Virginia in 1970, and he served on the Advisory Board of the McIntire School from 1981 to 1996.
Mark W. Brugger has served as our Chief Executive Officer since September 1, 2008 and is a member of our Board of Directors. Mr. Brugger was a co-founder of the Company having served as Executive Vice President, Chief Financial Officer and Treasurer prior to being promoted to Chief Executive Officer. He has received recognition for his work at DiamondRock, including being named to Forbes list of America's Most Powerful CEOs 40 and Under. Additionally, he was named a finalist for the E&Y Entrepreneur of the Year Award. In 2013, Mr. Brugger became a member of the Board of Directors of Chambers Street Properties, formerly a publicly-traded company listed on the NYSE, and he resigned from the Board of Directors of Chambers Street Properties in 2015, shortly before it merged with another publicly-traded company.
Previously, Mr. Brugger served as Vice President of Project Finance for Marriott International, Inc. from 2000 to 2004. At Marriott, Mr. Brugger also served as the Chief Executive Officer of their synthetic fuels company. From 1997 to 2000, Mr. Brugger served as Vice President of Investment Sales of Transwestern Commercial Services, formerly the Carey Winston Company. From 1995 to 1997, Mr. Brugger was the Land Development Director for Brookfield Residential Properties, Inc. (formerly Coscan Washington, Inc.). Mr. Brugger received a Juris Doctorate cum laude from American University Washington College School of Law in 1995 and a B.A. from the University of Maryland at College Park in 1992. Our Board of Directors has determined that Mr. Brugger’s qualifications to serve on our Board of Directors include his extensive experience in real estate and finance with over 20 years of experience. His experience includes serving as the Chief Financial Officer of DiamondRock for four years, as well as several billion dollars of real estate and finance transactional experience, including structured finance transactions, acquisitions, dispositions and financings of investment properties.

Daniel J. Altobello has been a member of our Board of Directors since July 2004. Mr. Altobello has been Chairman of Altobello Family LP since 1991. Mr. Altobello also served as chairman of the board of directors of Onex Food Services, Inc., the parent corporation of Caterair International, Inc. and LSG/SKY Chefs from 1995 to 2001. From 1989 to 1995, Mr. Altobello was the Chairman, Chief Executive Officer and President of Caterair International Corporation. He currently serves on the board of directors of MESA Air Group, Arlington Asset Investment Corp and NorthStar Healthcare Income, Inc., a REIT. Our Board of Directors has determined that Mr. Altobello’s qualifications to serve on our Board of Directors include his experience as a CEO combined with his operational and corporate governance expertise.
Timothy R. Chi has been a member of our Board of Directors since June 2015. Mr. Chi is the co-founder and Chief Executive Officer of WeddingWire Inc., a leading global marketplace serving the wedding and events industry worldwide. Previously, Mr. Chi co-founded Blackboard Inc. in 1998 where he pioneered many of Blackboard's s product and strategic initiatives and played a critical role in the success of the company through its public offering in 2004. Mr. Chi holds a B.S. degree in Operations Research/Industrial Engineering from Cornell University and a Master’s of Science degree in Engineering Management from Tufts University. Our Board of Directors has determined that Mr. Chi's qualification to serve on our Board of Directors include his experience as a CEO of a major corporation, co-founder of Blackboard, Inc., and his depth of knowledge of social media and the tech industry.
Maureen L. McAvey has been a member of our Board of Directors since July 2004. Ms. McAvey is a Senior Resident Fellow for the Urban Land Institute, or ULI, in Washington, DC, where she has worked in various positions since 2001. ULI is a premier research and education organization within the real estate and land use industry. Ms. McAvey was a member of the board of trustees of ULI from 1995 to 2001. Prior to joining ULI, from 1998 to 2001, Ms. McAvey was Director, Business Development, for Federal Realty Investment Trust, an owner and manager of retail developments and mixed-use developments and a publicly-traded company listed on the NYSE. Ms. McAvey also has served as the Director of Development for the City of St. Louis, a cabinet-level position in the Mayor’s office and she was Executive Director of the St. Louis Development Corporation. Prior to working for the City of St. Louis, Ms. McAvey led the real estate consulting practices in Boston for Deloitte & Touche and Coopers & Lybrand. Ms. McAvey directed the west coast operations of Carley Capital Group, a national development firm and also has experience as a private developer. Ms. McAvey holds two masters degrees, one from the University of Minnesota and one from the Kennedy School of Government, Harvard University. Our Board of Directors has determined that Ms. McAvey’s qualification to serve on our Board of Directors include her extensive experience in the real estate industry in both the private and public sectors.
Gilbert T. Ray has been a member of our Board of Directors since July 2004. Mr. Ray was a partner in the law firm of O’Melveny & Myers LLP until his retirement in 2000. He practiced corporate law for 28 years and has extensive experience with conventional corporate and tax exempt transactions, as well as international finance. He served as counsel in connection with numerous securities offerings, acquisitions, dispositions and mergers. In addition, Mr. Ray is a member of the board of directors of DineEquity, Inc., a publicly-traded company listed on the NYSE, and formerly served as a member of the board of directors of three other publicly-traded companies. Our Board of Directors has determined that Mr. Ray’s qualifications to serve on our Board of Directors include (i) his years of extensive experience in the legal industry as an advisor, (ii) his valuable insights with respect to compensation and corporate governance matters that face our Board of Directors and the Company, and (iii) his perspective on board deliberations drawing from lessons learned from his experience serving on other boards.
Bruce D. Wardinski has been a member of our Board of Directors since January 2013. Mr. Wardinski is the founder and Chief Executive Officer of Playa Hotels & Resorts. Prior to forming Playa, Mr. Wardinski served as CEO of Barceló Crestline Corporation (“BCC”) from June 2002 until December 2010. He also served as Chairman, President and CEO of Crestline Capital Corporation (NYSE: CLJ) prior to BCC’s acquisition in June 2002. In 2003, Mr. Wardinski formed and became Chairman of the Board of Highland Hospitality Company (NYSE: HIH). He has also worked with Host Hotels & Resorts, Inc. (NYSE: HST) in the role of Senior Vice President and Treasurer. Our Board of Directors has determined that Mr. Wardinski’s qualification to serve on our Board of Directors include his extensive experience in the hospitality industry with both private and public companies.
Senior Executive Officers
Sean M. Mahoney is our Executive Vice President, Chief Financial Officer and Treasurer since September 2008. Previously, he served as our Senior Vice President, Chief Accounting Officer and Corporate Controller from his hiring in August 2004 until September 1, 2008. Prior to that, Mr. Mahoney served as a senior manager with Ernst & Young LLP in McLean, Virginia. During 2002 and 2003, Mr. Mahoney served as a Director in the Dublin, Ireland audit practice of KPMG, LLP. From 1993 to 2001, Mr. Mahoney worked in the audit practice of Arthur Andersen LLP. Mr. Mahoney is a member of the American Institute of Certified Public Accountants and is a Virginia C.P.A. Mr. Mahoney received a B.S. from Syracuse University in 1993.
Robert D. Tanenbaum is our Executive Vice President and Chief Operating Officer since May 2013. Previously, he was the Principal of Madison Hotel Advisors, LLC, which he founded in 2004. Prior to founding Madison Hotel Advisors, LLC, Mr. Tanenbaum was a Vice President of Asset Management with Host Hotels & Resorts from 1996 to 2004. His experience prior to that includes PKF Consulting in San Francisco, CA and Four Seasons Hotels in Chicago, IL and Maui, HI. Mr. Tanenbaum is an active member of the Hospitality Asset Managers Association and is a graduate of the Pennsylvania State University with a B.S. degree with High Distinction in Hotel Restaurant and Institutional Management.
Troy G. Furbay is our Executive Vice President and Chief Investment Officer since April 2014. Previously, Mr. Furbay served as Chief Investment Officer at Loews Hotels & Resorts for four years. Prior to joining Loews, Mr. Furbay was Senior Vice President, Acquisitions and Development at Kimpton Hotels for nine years and prior to that he served in a variety of positions with hospitality companies. Mr. Furbay received a B.A. from the University of North Carolina at Wilmington in 1989 and an M.B.A. from Fordham University in 1995.
William J. Tennis is our Executive Vice President, General Counsel and Corporate Secretary since January 2010. Previously, Mr. Tennis worked for Marriott International, Inc. and its related entities for 17 years from 1992 to 2009, initially as Assistant General Counsel in the Law Department and then as Senior Vice President responsible for the Global Asset Management Group. Prior to joining Marriott, Mr. Tennis was an associate in law firms in New York. Mr. Tennis received a Juris Doctorate from New York University School of Law in 1981 and a B.A. magna cum laude from Harvard College in 1976.

PROPOSAL 2: NON-BINDING, ADVISORY VOTE ON EXECUTIVE COMPENSATION
Proposal
In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) the Company is providing stockholders with the opportunity to vote on a non-binding, advisory basis, on the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. This is commonly known as, and is referred to in this proxy statement as, a “say-on-pay” proposal or resolution.
This say-on-pay proposal gives our stockholders the opportunity to express their views on our named executive officers’ compensation. We are asking our stockholders to indicate their support for our named executive officers’ compensation as described in this proxy statement. This vote is not limited to any specific item of compensation, but rather addresses the overall compensation of our named executive officers and our philosophy, policies and practices relating to their compensation as described in this proxy statement in accordance with the SEC’s rules.
As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, retain and motivate our named executive officers, who are critical to our success. Our compensation program is designed to create incentives for our named executive officers to maximize long-term stockholder value. Under these programs, our named executive officers are rewarded for the achievement of our annual, long-term and strategic objectives, and the realization of increased stockholder value. Please refer to the “Compensation Discussion and Analysis” in this proxy statement for additional details about our executive compensation programs, including information about the fiscal year 2015 compensation of our named executive officers.
Text of Resolution
“RESOLVED, that the stockholders of the Company approve, on a non-binding, advisory basis, the compensation of the named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative disclosure.”
Vote Required; Effect of Vote
The affirmative vote of a majority of the votes cast on this proposal will be required for adoption of this resolution. Abstentions and broker non-votes will not be treated as votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.
The say-on-pay resolution is non-binding and advisory, and therefore will not have any binding legal effect on the Company, our Board of Directors or our Compensation Committee. Furthermore, because this non-binding, advisory resolution primarily relates to compensation of named executive officers that has already been paid or contractually committed, there is limited opportunity for us to revisit these decisions. However, our Board of Directors and our Compensation Committee value the views of our stockholders and will consider the results of the vote on this proposal in its future decisions regarding the compensation of our named executive officers.
Recommendation
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ADOPTION OF THIS RESOLUTION. PROPERLY AUTHORIZED PROXIES SOLICITED BY OUR BOARD OF DIRECTORS WILL BE VOTED FOR ADOPTION OF THIS RESOLUTION UNLESS OTHERWISE INSTRUCTED.

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF KPMG
AS INDEPENDENT AUDITORS
Proposal
Our Audit Committee has unanimously appointed KPMG LLP as DiamondRock’s independent auditor for the current fiscal year, and our Board of Directors is asking stockholders to ratify that appointment. Although current law, rules and regulations, as well as the charter of our Audit Committee, require DiamondRock’s independent auditor to be engaged, retained and supervised by our Audit Committee, our Board of Directors considers the selection of the independent auditor to be an important matter of stockholder concern and is submitting the appointment of KPMG LLP for ratification by stockholders as a matter of good corporate practice. Representatives of KPMG LLP will be present at the annual meeting and will be given the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.
Vote Required
The appointment of KPMG LLP as our independent auditor will be ratified if this proposal receives a majority of the votes cast, whether in person or by proxy, on this proposal. For purposes of the vote on the ratification of the appointment of KPMG LLP as DiamondRock’s independent auditor for 2016, abstentions will not be counted as votes cast and will have no effect on the result of the vote.
Recommendation
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS OF DIAMONDROCK FOR 2016.

PROPOSAL 4: APPROVAL OF AMENDMENT OF CHARTER
Proposal
Our Board of Directors has adopted and declared advisable, and recommends for your approval, an amendment to the Articles of Amendment and Restatement of DiamondRock Hospitality Company (our “Charter”) to remove the last sentence of Article VI, Section 6.5 in order to allow both directors and stockholders to amend our bylaws (the “Proposed Charter Amendment”). Currently, the last sentence of Article VI, Section 6.5 of our Charter provides the following: “The Board of Directors shall have the exclusive power to adopt, alter, or repeal any provision of the Bylaws and to make new Bylaws.”
Our Board of Directors is committed to strong and effective corporate governance and monitors regularly our corporate governance policies and practices. At our 2015 annual meeting, a majority of our stockholders supported a non-binding stockholder proposal requesting that our Board of Directors take all steps necessary to allow our stockholders to amend our bylaws by a vote of the majority of shares outstanding. After considering the results of the non-binding stockholder vote in 2015, as well as discussions with our investors, our Board of Directors determined that it is advisable to submit the Proposed Charter Amendment to our stockholders for approval.
Additional Information
The general description of the Proposed Charter Amendment set forth above is qualified in its entirety by reference to the text of the Proposed Charter Amendment, which is attached as Appendix A to this proxy statement and is incorporated by reference herein. Deletions to our existing charter are indicated by strike outs. If approved by the requisite vote, the Proposed Charter Amendment will become effective upon the filing of Articles of Amendment with the State Department of Assessments and Taxation in Maryland (the “SDAT”). If the Proposed Charter Amendment is not approved by the requisite vote, then the Articles of Amendment will not be filed with the SDAT and our Board of Directors shall continue to have the exclusive power to adopt, alter or repeal any provision of the bylaws pursuant to our Charter.
Currently, our bylaws (our “Existing Bylaws”) provide that, with the exception of provisions in our Existing Bylaws relating to the business combination and control share provisions of the MGCL and the waiver of the ownership limitations set forth in our Charter, which provisions may not be amended without stockholder approval, our Board of Directors has the exclusive power to adopt, alter or repeal any provision of the bylaws and to make new bylaws. Our Board of Directors, subject to stockholder approval of the Proposed Charter Amendment, has approved an amendment and restatement of our Existing Bylaws (the “Fourth Amended and Restated Bylaws”), in order to modify our Existing Bylaws so as to conform with the Proposed Charter Amendment. Approval of the Fourth Amended and Restated Bylaws does not require stockholder action. The Fourth Amended and Restated Bylaws will only take effect if the Proposed Charter Amendment is approved by our stockholders.
Vote Required
Under the Maryland General Corporation Law (the “MGCL”), a Maryland corporation generally cannot amend its charter unless the amendment is approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our Charter generally provides that, if such amendment is declared advisable by our Board of Directors and approved by at least 75% of the continuing directors (as defined in our Charter), such amendment may be approved by the affirmative vote of stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter. The Proposed Charter Amendment was declared advisable by our Board of Directors, and received the continuing director approval referred to above. Accordingly, the affirmative vote of a majority of the votes entitled to be cast at the annual meeting will be necessary to approve the Proposed Charter Amendment. Abstentions and broker non-votes will have the same effect as votes against the proposal.
Recommendation
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ADOPTION OF THIS PROPOSAL. PROPERTLY AUTHORIZED PROXIES SOLICITED BY OUR BOARD OF DIRECTORS WILL BE VOTED FOR ADOPTION OF THIS PROPOSAL UNLESS OTHERWISE INSTRUCTED.

PROPOSAL 5: APPROVAL OF 2016 EQUITY INCENTIVE PLAN
Proposal
Our Board of Directors believes that equity awards can play an important role in the success of the Company by encouraging and enabling the employees, officers, non-employee directors and consultants of the Company, DiamondRock Hospitality Limited Partnership, L.P., our operating partnership, and their subsidiaries, upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business, to acquire a proprietary interest in the Company. Our Board of Directors anticipates that providing such persons with a direct stake in the Company will assure a closer identification of the interests of such individuals with those of the Company and our stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.
On February 17, 2016, our Board of Directors adopted the 2016 Equity Incentive Plan (the “2016 Plan”), subject to the approval of our stockholders. The 2016 Plan will replace our Amended and Restated 2004 Stock Option and Incentive Plan, as last amended April 28, 2010 (the “Prior Plan”) which is scheduled to expire on April 26, 2017, before our 2017 annual meeting of stockholders. The 2016 Plan provides flexibility to our Compensation Committee to use various equity-based incentive awards as compensation tools to motivate our workforce. Following approval of the 2016 Plan by our stockholders, we will no longer make any grants under the Prior Plan. A copy of the 2016 Plan is attached as Appendix B to this proxy statement and is incorporated herein by reference.
As of March 1, 2016, there were 20,770 stock appreciation rights, 398,405 deferred stock units, 684,608 full-value awards subject to time-based vesting and [______________] full-value awards subject to performance vesting outstanding under the Prior Plan. Other than the foregoing, no other awards under our equity compensation plans were outstanding as of March 1, 2016.
Summary of Material Features
The material features of the 2016 Plan are:

•	The maximum number of shares of common stock to be issued under the 2016 Plan is 7,000,000, less one share for every one share granted under the Prior Plan after December 31, 2015;

•
Shares tendered or held back for taxes will be added back to the reserved pool under the 2016 Plan. Upon the exercise of a stock appreciation right, the full number of shares underlying the award that are not issued in connection with the stock settlement of the award will be added back to the reserved pool. However, shares reacquired by the Company on the open market or otherwise using cash proceeds of option exercises will not be added to the reserved pool;

•
The award of stock options (both incentive and non-qualified options), stock appreciation rights, restricted stock, restricted stock units, deferred stock units, unrestricted stock, dividend equivalent rights, cash-based awards and other equity-based awards is permitted;

•
Without stockholder approval, the exercise price of stock options and stock appreciation rights will not be reduced and stock options and stock appreciation rights will not be otherwise repriced through cancellation in exchange for cash, other awards or stock options or stock appreciation rights with a lower exercise price;

•	Any material amendment to the 2016 Plan is subject to approval by our stockholders; and

•	The 2016 Plan will expire on May 3, 2026.
Based solely on the closing price of our common stock as reported by the NYSE on March 1, 2016, the maximum aggregate market value of the common stock that could potentially be issued under the 2016 Plan is $64,890,000. The shares we issue under the 2016 Plan will be authorized but unissued shares or shares that we reacquire. The shares of common stock underlying any awards that are forfeited, canceled, reacquired by the Company prior to vesting, satisfied without any issuance of stock, expire or are otherwise terminated (other than by exercise) after the approval of the 2016 Plan by our stockholders will be added back to the shares of common stock available for issuance under the 2016 Plan.

Qualified Performance-Based Compensation under Code Section 162(m)
To ensure that certain awards granted under the 2016 Plan to a “Covered Employee” (as defined in the Internal Revenue Code of 1986, as amended (the “Code”)) qualify as “performance-based compensation” under Section 162(m) of the Code, the 2016 Plan provides that our Compensation Committee may require that the vesting of such awards be conditioned on the satisfaction of performance criteria that may include any or all of the following: (1) revenue; (2) revenue per employee; (3) earnings as determined by generally accepted accounting principles (“GAAP”); (4) taxable earnings; (5) GAAP or taxable earnings per employee; (6) GAAP or taxable earnings per share (basic or diluted); (7) operating income; (8) earnings before interest, taxes, depreciation and amortization (“EBITDA”) or EBITDA per share; (9) funds from operations (“FFO”) or FFO per share; (10) funds available for distribution “FAD” or FAD per share; (11) operating margins (however denominated); (12) level of expenses, including capital expenses or corporate overhead expenses; (13) cash flow or cash flow per share; (14) total shareholder return; (15) dividends paid or payable; (16) market share; (17) profitability as measured by return ratios, including return on revenue, return on assets, return on equity (including adjusted return on equity) and return on investment; (18) cash flow; (19) economic value added (economic profit); and (20) any one or more of these measures applied to either the Company or any subset of the Company’s hotels. In addition, performance goals may be established on a corporate-wide basis; with respect to one or more business units, divisions, subsidiaries or business segments and in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies. The measurement of performance against goals may exclude, if our Compensation Committee provides in individual grant agreements, the impact of charges for restructurings, discontinued operations, any item of an unusual nature or of a type that indicates infrequency of occurrence, and other unusual or non-recurring items, and the cumulative effects of tax or accounting changes, each as defined by GAAP and as identified in the financial statements, management’s discussion and analysis or other SEC filing.
Our Compensation Committee will select the particular performance criteria within 90 days following the commencement of a performance cycle. Subject to adjustments for stock splits and similar events, the maximum award granted to any one individual that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code will not exceed 1,000,000 shares of common stock for any performance cycle and options or stock appreciation rights with respect to no more than 1,000,000 shares of common stock may be granted to any one individual during any calendar year period. If a performance-based award is payable in cash, it cannot exceed $10 million for any performance cycle.
Rationale for 2016 Plan
The 2016 Plan is critical to our ongoing effort to build stockholder value. As our Prior Plan will expire prior to our 2017 annual meeting, we need stockholder approval of the 2016 Plan in order to continue our equity compensation program. Our equity incentive awards are also an important component of our executive and non-executive employees' compensation. Our Compensation Committee and Board of Directors believe we must continue to offer a competitive equity compensation program in order to attract, retain and motivate the talented and qualified employees necessary for our continued growth and success.
We manage our long-term stockholder dilution by limiting the number of equity incentive awards granted annually. Our Compensation Committee carefully monitors our annual share usage, total dilution, and equity expense in order to maximize stockholder value by granting only the appropriate number of equity incentive awards that it believes are necessary to attract, reward, and retain employees. Our compensation philosophy reflects broad-based eligibility for equity incentive awards, and we grant awards to approximately half of our employees. By doing so, we link employee interests with stockholder interests throughout the organization and motivate our employees to act as owners of the business.
Annual Share Usage
The following table sets forth information regarding historical grants under the Prior Plan for the three-year period ended December 31, 2015, and the corresponding share usage rate, which is defined as the number of shares subject to equity-based awards granted in a year divided by the weighted average common shares outstanding for that year, for each of the last three fiscal years:

	2015	2014	2013
Time-Based Full-Value Awards Granted	216,159	249,311	323,526
Performance-Based Full-Value Awards Granted	218,467	200,685	217,949
Total Awards Granted	434,626	449,996	541,475
Weighted average common shares outstanding during the fiscal year	200,738,301	195,943,813	195,478,353
Annual Share Usage Rate	0.22%	0.23%	0.28%
Three-Year Average Share Usage Rate	0.24%

Our Compensation Committee determined the size of the 2016 Plan based on projected equity awards to anticipated new hires, projected annual equity awards to existing employees, and an assessment of the magnitude of shares available for awards that our institutional investors and the firms that advise them would likely find acceptable. We anticipate that if the 2016 Plan is approved by our stockholders, it will be sufficient to provide equity incentives to attract, retain, and motivate employees through at least the next five to seven years.
Summary of the 2016 Plan
The following description of certain features of the 2016 Plan is intended to be a summary only. The summary is qualified in its entirety by the full text of the 2016 Plan that is attached hereto as Appendix B.
Plan Administration. The 2016 Plan may be administered by our Board of Directors, our Compensation Committee or a similar committee comprised of at least two non-employee directors. Currently, the 2016 Plan is administered by our Compensation Committee. Our Compensation Committee has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2016 Plan. Our Compensation Committee may delegate to our Chief Executive Officer the authority to grant awards to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act and not subject to Section 162(m) of the Code, subject to certain limitations and guidelines.
Eligibility. Persons eligible to participate in the 2016 Plan will be those full or part-time officers, employees, non-employee directors and consultants of the Company, our operating partnership and their subsidiaries as selected from time to time by our Compensation Committee in its discretion. All of our non-employee directors will participate in the 2016 Plan. In addition, it is expected that approximately 60 percent of our 25 employees will be selected initially by our Compensation Committee to participate in the 2016 Plan, which includes five officers and ten employees who are not officers.
Plan Limits. If any award of restricted stock or restricted stock units granted to an individual is intended to qualify as “performance-based compensation” under Section 162(m) of the Code, then the maximum award shall not exceed 1,000,000 shares of common stock (subject to adjustment for stock splits and similar events) to any one such individual in any performance cycle. If any cash-based award is intended to qualify as “performance-based compensation” under Section 162(m) of the Code, then the maximum award to be paid in cash in any performance cycle may not exceed $10 million. The maximum award of stock options or stock appreciation rights granted to any one individual will not exceed 1,000,000 shares of common stock (subject to adjustment for stock splits and similar events) for any calendar year period. In addition, no more than [2,000,000] shares will be issued in the form of incentive stock options.
Maximum Awards to Non-Employee Directors. The value of all Awards awarded under the 2016 Plan and all other cash compensation paid by the Company to any non-employee director other than the chairman and vice chairman of our Board of Directors in any calendar year may not exceed $500,000.
Stock Options. The 2016 Plan permits the granting of (1) options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Code and (2) options that do not so qualify. Options granted under the 2016 Plan will be non-qualified options if they fail to qualify as incentive options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of the Company, our operating partnership and their subsidiaries. Non-qualified options may be granted to any persons eligible to receive incentive options and to non-employee directors and consultants. The option exercise price of each option will be determined by our Compensation Committee but ay not be less than 100 percent of the fair market value of the common stock on the date of grant. Fair market value for this purpose will be the last reported sale price of the shares of common stock on the NYSE on the date of grant. The exercise price of an option may not be reduced after the date of the option grant, other than to appropriately reflect changes in our capital structure.
The term of each option will be fixed by our Compensation Committee and may not exceed ten years from the date of grant. Our Compensation Committee will determine at what time or times each option may be exercised. Options may be made exercisable in installments and the exercisability of options may be accelerated by our Compensation Committee. In general, unless otherwise permitted by our Compensation Committee, no option granted under the 2016 Plan is transferable by the optionee other than by will or by the laws of descent and distribution, and options may be exercised during the optionee’s lifetime only by the optionee, or by the optionee’s legal representative or guardian in the case of the optionee’s incapacity.
Upon exercise of options, the option exercise price must be paid in full either in cash, by certified or bank check or other instrument acceptable to our Compensation Committee or by delivery (or attestation to the ownership) of shares of common stock that are beneficially owned by the optionee for at least six months or were purchased in the open market. Subject to applicable law, the exercise price may also be delivered to the Company by a broker pursuant to irrevocable instructions to the broker from the optionee. In addition, our Compensation Committee may permit non-qualified options to be exercised using a net exercise feature which reduces the number of shares issued to the optionee by the number of shares with a fair market value equal to the exercise price.
To qualify as incentive options, options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options that first become exercisable by a participant in any one calendar year.
Stock Appreciation Rights. Our Compensation Committee may award stock appreciation rights subject to such conditions and restrictions as our Compensation Committee may determine at the time of grant. Stock appreciation rights entitle the recipient to shares of common stock equal to the value of the appreciation in the stock price over the exercise price. The exercise price is the fair market value of the common stock on the date of grant. The maximum term of a stock appreciation right is ten years.
Restricted Stock. Our Compensation Committee may award shares of common stock to participants subject to such conditions and restrictions as our Compensation Committee may determine. These conditions and restrictions may include the achievement of certain performance goals (as summarized above) and/or continued employment with us through a specified restricted period.
Restricted Stock Units. Our Compensation Committee may award restricted stock units to any participants. Restricted stock units are ultimately payable in the form of shares of common stock and may be subject to such conditions and restrictions as our Compensation Committee may determine at the time of grant. These conditions and restrictions may include the achievement of certain performance goals (as summarized above) and/or continued employment with the Company through a specified vesting period. In our Compensation Committee’s sole discretion, it may permit a participant to make an advance election to receive a portion of his or her future cash or stock compensation otherwise due in the form of a deferred stock unit award, subject to the participant’s compliance with the procedures established by our Compensation Committee and requirements of Section 409A of the Code. During the deferral period, the deferred stock awards may be credited with dividend equivalent rights which may be paid out currently or deferred.
Unrestricted Stock Awards. Our Compensation Committee may also grant shares of common stock which are free from any restrictions under the 2016 Plan. Unrestricted stock may be granted to any participant in recognition of past services or other valid consideration and may be issued in lieu of cash compensation due to such participant.
Cash-Based Awards. Our Compensation Committee may grant cash bonuses under the 2016 Plan to participants. The cash bonuses may be subject to the achievement of certain performance goals (as summarized above).
Dividend Equivalent Rights. Our Compensation Committee may grant dividend equivalent rights to participants which entitle the recipient to receive credits for dividends that would be paid if the recipient had held specified shares of common stock. Dividend equivalent rights granted as a component of another award subject to performance vesting may be paid only if the related award becomes vested. Dividend equivalent rights may be settled in cash, shares of common stock or a combination thereof, in a single installment or installments, as specified in the award.

Other Equity-Based Awards. Our Compensation Committee may grant other forms of awards under the 2016 Plan that are valued in whole or in part by reference to, or otherwise calculated by reference to or based on, shares of common stock, including (1) units of partnership interest, including one or more classes of profits interests in our operating partnership (“units”), (2) convertible preferred shares, convertible debentures and other convertible, exchangeable or redeemable securities or equity interests (including units), (3) membership interests in a subsidiary or our operating partnership and (4) awards valued by reference to book value, fair value or performance goals relative to the Company or any subsidiary or group of subsidiaries. Our Compensation Committee will determine the recipients of, and the times at which, other equity-based awards will be made; the number of shares of common stock or units to be awarded; the price, if any, to be paid to the recipient; and such conditions and restrictions as our Compensation Committee may determine. These conditions and restrictions may include the achievement of certain performance goals (as summarized above), computation of financial metrics and/or continued employment with the Company through a specified period. Other equity-based awards may be issued either alone or in addition to other awards granted under the 2016 Plan.
Change in Control Provisions. The 2016 Plan provides that upon the effectiveness of a “change in control,” as defined in the 2016 Plan, except as otherwise provided by our Compensation Committee in the award agreement, all outstanding equity awards may be assumed or continued by the successor entity or substituted on an equitable basis with new awards of the successor entity, in each case adjusted accordingly to take into account the impact of the transaction. If awards are continued, assumed or substituted in connection with a change in control, in the event of an involuntary termination of services of a recipient for any reason other than “cause,” as defined in the 2016 Plan, within [24] months following the change in control, any of the recipient’s awards that were continued, assumed or substituted which are subject to service vesting will accelerate in full, and any awards that are subject to performance vesting will accelerate to the extent provided in the respective award certificate.
To the extent, however, that the parties to such change in control do not agree that outstanding equity awards shall be assumed, continued or substituted, then any stock options and stock appreciation rights with time-based vesting shall become fully exercisable and the restrictions and conditions on all such other equity awards with time-based conditions will automatically be deemed waived. Equity awards with conditions and restrictions relating to the attainment of performance goals will be subject to the terms of the respective award certificate.
In addition, in the case of a change in control in which our stockholders will receive cash consideration, we may make or provide for a cash payment to participants holding options and stock appreciation rights equal to the difference between the value, as determined by our Compensation Committee, of the consideration payable per share of common stock (the “sale price”) and the exercise price of the options or stock appreciation rights in exchange for the cancellation thereto. We may also make or provide for a payment, in cash or kind, to the recipients of other awards in amount equal to the sale price multiplied by the number of vested shares of common stock subject to such awards.
Our Compensation Committee may also grant substitute awards for stock and stock-based awards held by employees, directors and other key persons of another corporation in connection with the merger or consolidation of the employing corporation with the Company or a subsidiary or the acquisition by the Company or a subsidiary of property or stock of the employing corporation. Any substitute awards granted under the 2016 Plan will not count against the reserved pool and any forfeiture or cancellation of substitute awards will not be added back to the reserved pool.
Adjustments for Stock Dividends, Stock Splits, Etc. The 2016 Plan requires our Compensation Committee to make appropriate adjustments to the number of shares of common stock that are subject to the 2016 Plan, to certain limits in the 2016 Plan, and to any outstanding awards to reflect stock dividends, stock splits, extraordinary cash dividends and similar events.
Tax Withholding. Participants in the 2016 Plan are responsible for the payment of any federal, state or local taxes that the Company is required by law to withhold upon the exercise of options or stock appreciation rights or vesting of other awards. Subject to approval by our Compensation Committee, participants may elect to have the minimum tax withholding obligations satisfied by authorizing the Company to withhold shares of common stock to be issued pursuant to the exercise or vesting of such award.
Amendments and Termination. Our Board of Directors may at any time amend or discontinue the 2016 Plan and our Compensation Committee may at any time amend or cancel any outstanding award for the purpose of satisfying changes in the law or for any other lawful purpose. However, no such action may adversely affect any rights under any outstanding award without the holder’s consent. To the extent required under the rules of the rules of any securities exchange or market system on which the common stock is listed, any amendments that materially change the terms of the 2016 Plan will be subject to approval by our stockholders. Amendments shall also be subject to approval by our stockholders if and to the extent determined by our Compensation Committee to be required by the Code to preserve the qualified status of incentive options or to ensure that compensation earned under the 2016 Plan qualifies as performance-based compensation under Section 162(m) of the Code.
Effective Date of 2016 Plan. Our Board of Directors adopted the 2016 Plan on February 17, 2016, and the 2016 Plan becomes effective on the date it is approved by our stockholders. If our stockholders approve the 2016 Plan, then awards of incentive options may be granted under the 2016 Plan until February 17, 2026. No other awards may be granted under the 2016 Plan after the date that is 10 years from the date of stockholder approval.
New Plan Benefits
Because the grant of awards under the 2016 Plan is within the discretion of our Compensation Committee, we cannot determine the dollar value or number of shares of common stock that will in the future be received by or allocated to any participant in the 2016 Plan. Accordingly, in lieu of providing information regarding benefits that will be received under the 2016 Plan, the following table provides information concerning the benefits that were received by the following persons and groups during 2015: each named executive officer; all current executive officers, as a group; all current directors who are not executive officers, as a group; and all employees who are not executive officers, as a group.

	Fully Vested Stock Awards		Time-Based Restricted Stock		Performance-Based Restricted Stock Units
Name and Position	Dollar Value ($)	Number (#)	Dollar Value ($)	Number (#)	Dollar Value ($)	Number (#)
Mark W. Brugger, President and Chief Executive Officer	—	—	1,375,000	94,959	1,375,000	113,355
Sean M. Mahoney, Executive Vice President, Chief Financial Officer and Treasurer	—	—	450,000	31,077	450,000	37,098
Robert D. Tanenbaum, Executive Vice President and Chief Operating Officer	—	—	337,500	23,308	337,500	27,824
Troy G. Furbay, Executive Vice President and Chief Investment Officer	—	—	212,500	14,675	212,500	17,519
William J. Tennis, Executive Vice President, General Counsel and Secretary	—	—	275,000	18,992	275,000	22,671
All current executive officers, as a group	—	—	2,650,000	183,011	2,650,000	218,467
All current directors who are not executive officers, as a group	577,500	42,772	—	—	—	—
All current employees who are not executive officers, as a group	—	—	480,000	33,148	—	—

Tax Aspects Under the Code
The following is a summary of the principal federal income tax consequences of certain transactions under the 2016 Plan. It does not describe all federal tax consequences under the 2016 Plan, nor does it describe state or local tax consequences.
Incentive Options. No taxable income is generally realized by the optionee upon the grant or exercise of an incentive option. If shares of common stock issued to an optionee pursuant to the exercise of an incentive option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then (i) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) the Company will not be entitled to any deduction for federal income tax purposes. The exercise of an incentive option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

If shares of common stock acquired upon the exercise of an incentive option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of common stock at exercise (or, if less, the amount realized on a sale of such shares of common stock) over the option price thereof, and (ii) we will be entitled to deduct such amount. Special rules apply where all or a portion of the exercise price of the incentive option is paid by tendering shares of common stock.
If an incentive option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified option. Generally, an incentive option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.
Non-Qualified Options. No income is realized by the optionee at the time the option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares of common stock on the date of exercise, and we receive a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of common stock have been held. Special rules apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares of common stock. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.
Other Awards. The Company generally will be entitled to a tax deduction in connection with an award under the 2016 Plan in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. Participants typically are subject to income tax and recognize such tax at the time that an award is exercised, vests or becomes non-forfeitable, unless the award provides for a further deferral.
Parachute Payments. The vesting of any portion of an option or other award that is accelerated due to the occurrence of a change in control (such as a change in control) may cause a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to the Company, in whole or in part, and may subject the recipient to a non-deductible 20 percent federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).
Limitation on Deductions. Under Section 162(m) of the Code, the Company’s deduction for certain awards under the 2016 Plan may be limited to the extent that the Chief Executive Officer or other executive officer whose compensation is required to be reported in the summary compensation table (other than the Principal Financial Officer) receives compensation in excess of $1 million a year (other than performance-based compensation that otherwise meets the requirements of Section 162(m) of the Code). The 2016 Plan is structured to allow certain awards to qualify as performance-based compensation.
Vote Required
The affirmative vote of a majority of the votes cast on this proposal will be required for the approval of the 2016 Plan. In addition, the rules of the NYSE require that votes for the proposal must be at least a majority of all the votes cast on the proposal (including votes for and against and abstentions). The NYSE treats abstentions as votes cast, but does not treat broker non-votes as votes cast.
Recommendation
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE 2016 EQUITY INCENTIVE PLAN. PROPERLY AUTHORIZED PROXIES SOLICITED BY OUR BOARD OF DIRECTORS WILL BE VOTED FOR APPROVAL OF THE 2016 EQUITY INCENTIVE PLAN UNLESS OTHERWISE INSTRUCTED.

Equity Compensation Plan Information
The following table provides information as of December 31, 2015 regarding shares of common stock that may be issued under the Company’s equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	811,629	$12.59	4,075,265
Equity compensation plans not approved by security holders	—	—	—
Total	811,629	$12.59	4,075,265
__________________________________

(1)
Includes 20,770 shares of common stock issuable upon the exercise of outstanding stock appreciation rights, 114,500 shares of common stock issuable pursuant to our deferred compensation plan and 676,359 shares of common stock issuable upon the achievement of certain performance conditions. Does not include 474,567 shares of restricted stock as they have been reflected in our total shares outstanding.

(2)	Since performance stock units and deferred stock units do not have any exercise price, such units are not included in the weighted average exercise price calculation.

(3)	As of March 1, 2016, there are 3,479,031 shares available for grants under the Prior Plan. If the 2016 Plan is approved by our stockholders, no additional shares will be issued under the Prior Plan.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS
Our business is built on relationships — with our investors, with the global brand companies we utilize for our hotels and with the management companies who manage our hotels. We are committed to keeping our relationships strong by communicating openly about our business practices, being transparent about our performance and remaining accountable for our conduct. We take our commitments seriously.
At the core of these commitments is the role of our Board of Directors in overseeing the management of the Company’s business and affairs. We believe that an active, informed, independent and involved board is essential for ensuring our integrity, transparency and long-term strength. We believe that our Board of Directors embodies each of those characteristics. We have assembled a Board of Directors that is comprised of individuals with a wide breadth of experience including: a member with several decades of real estate experience; a leading corporate lawyer; the former Chairman of a public lodging REIT and founder and chief executive officer of a private hotel investment company; the founder and the current Chief Executive Officer of a major on-line events planning company and a retired chief executive officer, as well as our former Chief Executive Officer and our current Chief Executive Officer.
We follow through on our commitment by implementing what we believe are sound corporate governance practices, including:
Recent Developments

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In February 2016, our Board of Directors unanimously approved the Proposed Charter Amendment that would permit both directors and stockholders to have the right to amend the Company's bylaws. This Proposed Charter Amendment is being submitted in this proxy statement to stockholders for approval, as Proposal 4. Subject to stockholder approval of Proposal 4, our Board has approved the Fourth Amended and Restated Bylaws so as to conform our existing Bylaws to the Proposed Charter Amendment.

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In November 2014, we amended our bylaws to provide that a majority of all votes cast at a meeting for the election of directors at which a quorum is presented is necessary for the election of a director in an uncontested election. If a nominee who is already serving as a director is not elected pursuant to this standard, the director must tender his or her resignation to the Board, and the Nominating and Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject the recommendation or take other action. In a contested election of directors, directors will be elected by a plurality of the shares represented in person or by proxy and entitled to vote on the election of directors.

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In February 2014, we opted out of a provision of the Maryland Unsolicited Takeover Act by filing articles supplementary with the State Department of Assessments and Taxation in Maryland. The effect of this filing is to prevent the Company, without the approval of stockholders, from classifying our Board of Directors. We may only opt back into such provision with the affirmative vote of at least a majority of the votes cast by stockholders entitled to vote generally in the election of directors.

Board Structure

•	All of the members of our Board of Directors are elected annually;

•	All of the members of our Board of Directors, except for our President and Chief Executive Officer, are independent of the Company and its management;

•	All members of the three standing committees of our Board of Directors (Audit, Compensation and Nominating and Corporate Governance) are independent of the Company and its management; and

•	The independent members of our Board of Directors, as well as each of our Committees, meet regularly without the presence of management.
Change of Control

•	We do not have a stockholder rights plan (i.e., “poison pill”); and

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We have opted out of the Maryland business combination and control share acquisition statutes and we may only opt back into such statutes with the affirmative vote of at least a majority of votes cast by stockholders entitled to vote generally for directors and the affirmative vote of a majority of continuing directors, meaning the initial directors and the directors whose nomination for election by the stockholders or whose election by the directors to fill vacancies is approved by a majority of continuing directors then serving as directors of the Company.
Stock Ownership Policies

•	We have adopted policies prohibiting the sale of our common stock by:

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each non-executive member of our Board of Directors unless he or she owns a minimum amount of stock of the Company with a value of five times his or her annual fee for Board membership (excluding additional retainers for serving as non-executive Chairman, Lead Director or Committee Chair); and

•	our Chief Executive Officer and his four direct reports unless he or she owns stock of the Company with a value of four or three times his or her base salary, respectively.
Clawback Policy

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We have adopted a policy pursuant to which the Company would seek to recoup any incentive cash compensation paid to an executive based upon financial results that are later restated, and would have resulted in a lower incentive cash compensation award, where the executive engaged in fraud, intentional misconduct or illegal behavior in connection with the financial results that were restated.

Hedging, Short Sales, and Pledging Policies

•	We have adopted policies pursuant to which members of our Board of Directors, each named executive officer and certain other executives are prohibited from:

•	selling any securities of the Company that are not owned at the time of the sale ("short sale");

•	purchasing or selling puts, calls or other derivative securities of the Company at any time; and

•	pledging Company securities as collateral for a loan unless our Compensation Committee has given prior approval.
The Board of Directors and Its Committees
Board of Directors
We are managed under the direction of our Board of Directors. Our directors are: Daniel J. Altobello, Mark W. Brugger, Timothy R. Chi, W. Robert Grafton, Maureen L. McAvey, William W. McCarten, Gilbert T. Ray, and Bruce D. Wardinski. Mr. McCarten is the Chairman of our Board of Directors and Mr. Grafton is currently our lead independent director. Each of our directors stands for election annually, except that this year Mr. Grafton announced he will not stand for re-election and will retire from our Board of Directors, effective as of our 2016 annual meeting. Our Board of Directors intends to appoint Mr. Wardinski to be our lead independent director following the 2016 annual meeting.
Director Independence
Our Board of Directors has adopted Guidelines on Significant Governance Issues (“Corporate Governance Guidelines”), which provide that a majority of our directors must be independent. In order to qualify as an “independent director” under our independence standards, a director must be “independent” within the meaning of the NYSE Corporate Governance Rules, which provide that our Board of Directors must determine whether a director has a material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and whether, within the past three years:

•	the director was employed by the Company (except on an interim basis);

•	an immediate family member of the director was an officer of the Company;

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the director or an immediate family member is a current partner of a firm that is our internal or external auditor; the director is a current employee of such a firm; the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on our audit within that time;

•	the director or an immediate family member of the director was employed by a company when a present officer of the Company sat on that company’s compensation committee;

•	the director or an immediate family member received, during any 12-month period, more than $100,000 in compensation from the Company, other than director or committee fees or deferred compensation; or

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the director is an employee, or an immediate family member is an executive officer, of a company that makes payments to or receives payments from the Company which exceed the greater of $1 million or 2% of that company’s consolidated gross revenue over one fiscal year.

In addition, our Board of Directors considers, among other factors, whether the director, or an organization with which the director is affiliated, has entered into any commercial, consulting, or similar contracts with the Company; whether the director receives any compensation or other fees from the Company, other than director fees; whether the director spent more time than is customary advising the executive officers of the Company; and whether we and/or any of our affiliates make substantial contributions to tax-exempt organizations with which the director, or the director’s spouse, is affiliated.
Our Board of Directors has determined that each of Messrs. Altobello, Chi, Grafton, Ray and Wardinski and Ms. McAvey is an “independent” director under our independence standards and under the NYSE Corporate Governance Rules. These six directors comprise a majority of our eight-member Board of Directors.
In addition, Mr. McCarten satisfies each of the objective independence criteria set forth above and under the NYSE Corporate Governance Rules, as determined by our Board of Directors. Mr. McCarten ceased to be a named executive officer of the Company effective January 1, 2010. Further, our Board of Directors considered certain other factors described above and determined that, among other things, Mr. McCarten does not spend more time than is customary advising the executive officers of the Company and that he has otherwise satisfied each of the additional criteria for establishing director independence. Therefore, the only member of our Board of Directors who is not independent under the NYSE Corporate Governance Rules and our independence standards is Mr. Brugger, President and Chief Executive Officer, who is an employee of the Company.
Meetings
Our Board of Directors met seven times during 2015. Each of our directors for 2015 attended at least 75% of the meetings of our Board of Directors. We expect each of our directors to attend our annual meeting of stockholders in person unless doing so would be impracticable due to unavoidable conflicts. In 2015, all of our directors, except Ms. McAvey, attended our annual meeting of stockholders.
Directors who qualify as being “non-management” within the meaning of the NYSE Corporate Governance Rules meet on a regular basis in executive sessions without management participation. The executive sessions occur after each regularly scheduled meeting of our entire Board of Directors and at such other times that our non-management directors deem appropriate. Each director has the right to call an executive session. The executive sessions are chaired by Mr. Grafton, the lead director of our Board of Directors.
Committees
Our Board of Directors has established an Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee and has adopted a written charter for each committee. A copy of each of our Audit Committee charter, Compensation Committee charter and Nominating and Corporate Governance Committee charter is available on our website at http://www.drhc.com under the heading “Corporate Governance” and subheading “Board Committees and Charters.” These charters are also available in print to any stockholder upon written request addressed to Investor Relations, c/o DiamondRock Hospitality Company, 3 Bethesda Metro Center, Suite 1500, Bethesda, MD 20814.
Our Board of Directors may from time to time establish special or standing committees to facilitate the management of DiamondRock or to discharge specific duties delegated to the committee by our full Board of Directors.
Audit Committee
Our Audit Committee, pursuant to its written charter, assists our Board of Directors in its oversight of (i) our accounting and financial reporting processes; (ii) the integrity and audits of our financial statements; (iii) our compliance with legal and regulatory requirements; (iv) the qualifications, independence and performance of our independent auditors; and (v) the performance of our internal audit function.

During 2015, our Audit Committee was comprised of six of our independent directors: W. Robert Grafton (Chairman), Daniel J. Altobello, Timothy R. Chi, Maureen L. McAvey, Gilbert T. Ray and Bruce D. Wardinski. Each member of our Audit Committee is “independent” as that term is defined by the SEC and the NYSE. Our Board of Directors expects to appoint Mr. Wardinski as the Chairman of our Audit Committee following the 2016 annual meeting. Our Board of Directors determined that each of Messrs. Altobello, Grafton and Wardinski qualifies as an “audit committee financial expert” as that term is defined under the rules of the SEC. In accordance with the SEC’s safe harbor relating to audit committee financial experts, a person designated or identified as an audit committee financial expert will not be deemed an “expert” for purposes of federal securities laws. In addition, such designation or identification does not impose on such person any duties, obligations or liabilities that are greater than those imposed on such person as a member of the Audit Committee or Board of Directors in the absence of such designation or identification and does not affect the duties, obligations or liabilities of any other member of the Audit Committee or Board of Directors.
Our Audit Committee met four times during 2015 and each of the members attended at least 75% of the meetings of the Audit Committee.
The Report of our Audit Committee is included in this proxy statement.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee, pursuant to its written charter, is responsible for, among other things: (i) identifying and recommending qualified individuals to become members of our Board of Directors and the appointment of members to its various committees; (ii) overseeing the annual performance evaluation of our Board of Directors; and (iii) developing and recommending to our Board of Directors a set of corporate governance guidelines and policies and a code of business conduct and ethics, and periodically reviewing and recommending any changes to such guidelines and code.
During 2015, our Nominating and Corporate Governance Committee was comprised of six of our independent directors: Gilbert T. Ray (Chairman), Daniel J. Altobello, Timothy R. Chi, W. Robert Grafton, Maureen L. McAvey and Bruce D. Wardinski. Our Nominating and Corporate Governance Committee met five times during 2015 and each of the members attended at least 75% of the meetings of the Nominating and Corporate Governance Committee.
Compensation Committee
Our Compensation Committee, pursuant to its written charter, among other things, (i) reviews and approves corporate goals and objectives relevant to chief executive officer compensation, evaluates the chief executive officer’s performance in light of those goals and objectives, and determines and approves the chief executive officer’s compensation levels based on its evaluation, (ii) reviews and approves or makes recommendations to our Board of Directors with respect to the compensation for our other executive officers and non-employee directors and (iii) is responsible for recommending a successor chief executive officer to our Board of Directors if that position becomes or is expected to become vacant. Our Compensation Committee has the authority to retain and terminate any compensation consultant to be used to assist in the evaluation of the chief executive officer or other executive officer compensation.
During 2015, our Compensation Committee was comprised of six of our independent directors: Daniel J. Altobello (Chairman), W. Robert Grafton, Maureen L. McAvey, Timothy R. Chi, Gilbert T. Ray and Bruce D. Wardinski. Our Compensation Committee met five times during 2015 and each of the members attended at least 75% of the meetings of our Compensation Committee.
Pursuant to its charter, our Compensation Committee is authorized to retain any consultant, as well as approve the consultant's fees, scope of work and other terms of retention. In 2015, as in previous years, our Compensation Committee retained Frederic W. Cook ("F.W. Cook") as its consultant. F.W. Cook advises and consults with our Compensation Committee on compensation issues, compensation design, and keeps our Compensation Committee apprised of regulatory, legislative and accounting developments and competitive practices related to executive compensation. F.W. Cook assisted our Compensation Committee in the design, structure and implementation of the executive compensation program for 2015. F.W. Cook reports directly to our Compensation Committee, and a representative of F.W. Cook, when requested, attends meetings of our Compensation Committee, is available to participate in executive sessions and communicates directly with our Compensation Committee Chairman or its members outside of meetings. F.W. Cook does no other work for the Company.
In compliance with the disclosure requirements of the SEC regarding the independence of compensation consultants, F.W. Cook addressed each of the six independence factors established by the SEC with our Compensation Committee. Their responses affirmed the independence of F.W. Cook on executive compensation matters. Based on this assessment, our Compensation Committee determined that the engagement of F.W. Cook does not raise any conflicts of interest or similar concerns.
The Report of our Compensation Committee is included in this proxy statement.
Consideration of Director Nominees
Stockholder Recommendations
Stockholders of record of DiamondRock may recommend candidates for inclusion by our Board of Directors in the slate of nominees that our Board of Directors recommends to stockholders. Our Nominating and Corporate Governance Committee’s current policy is to review and consider any director candidates who have been recommended by stockholders in compliance with the procedures established from time to time by our Nominating and Corporate Governance Committee and set forth in its charter. All stockholder recommendations for director candidates must be submitted to our Corporate Secretary at DiamondRock Hospitality Company, 3 Bethesda Metro Center, Suite 1500, Bethesda, MD 20814, who will forward all recommendations to our Nominating and Corporate Governance Committee. We did not receive any stockholder recommendations for director candidates for election at our 2016 annual meeting. All stockholder recommendations for director candidates for election at our 2017 annual meeting must be submitted to our Corporate Secretary not less than 120 calendar days prior to the anniversary of the date on which the Company’s proxy statement was released to our stockholders in connection with the previous year’s annual meeting and must include the following information:

•	the name and address of record of the stockholder;

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a representation that the stockholder is a record holder of our securities or, if the stockholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

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the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the proposed director candidate;

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a description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications and other criteria for Board of Directors membership as approved by our Board of Directors from time to time and set forth in the Nominating and Corporate Governance Committee charter;

•	a description of all arrangements or understandings between the stockholder and the proposed director candidate;

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the consent of the proposed director candidate (1) to be named in the proxy statement relating to our annual meeting of stockholders and (2) to serve as a director if elected at such annual meeting; and

•	any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the SEC.
Stockholders also have the right to directly nominate director candidates, without any action or recommendation on the part of our Nominating and Corporate Governance Committee or our Board of Directors by following the procedures set forth in the Bylaws of the Company and described in the section titled “Stockholder Nominations of Directors.”
Board of Directors Membership Criteria
Our Board of Directors has established criteria for Board of Directors membership. These criteria include the following specific, minimum qualifications that our Nominating and Corporate Governance Committee believes must be met by a nominee for a position on our Board of Directors, including that the nominee shall:

•	have the highest personal and professional integrity;

•	have demonstrated exceptional ability and judgment; and

•	be most effective, in conjunction with the other nominees to our Board of Directors, in collectively serving the long-term interests of our stockholders.
In addition to the minimum qualifications for each nominee set forth above, our Nominating and Corporate Governance Committee will recommend director candidates to the full Board of Directors for nomination, or present director candidates to the full Board of Directors for consideration, to help ensure that:

•	a majority of our Board of Directors will be “independent” as defined by the NYSE Corporate Governance Rules;

•	each of our Audit, Compensation and Nominating and Corporate Governance Committees will be comprised entirely of independent directors; and

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at least one member of our Audit Committee will have such experience, education and other qualifications necessary to qualify as an “audit committee financial expert” as defined by the rules of the SEC.

Identifying and Evaluating Nominees
Our Nominating and Corporate Governance Committee may solicit recommendations for director nominees from any or all of the following sources: non-management directors, our chairman and chief executive officer, other executive officers, third-party search firms or any other source it deems appropriate.
Our Nominating and Corporate Governance Committee will review and evaluate the qualifications of any proposed director candidate whom it is considering or who has been recommended to it by a stockholder in compliance with our Nominating and Corporate Governance Committee’s procedures for that purpose, including conducting inquiries into the background of proposed director candidates. In identifying and evaluating proposed director candidates, our Nominating and Corporate Governance Committee may consider, in addition to the minimum qualifications for Board of Directors membership approved by our Board of Directors, all facts and circumstances that it deems appropriate or advisable including, among other things, the skills of the proposed director candidate, his or her depth and breadth of business experience, his or her independence and the needs of our Board of Directors. Other than circumstances in which we are legally required by contract or otherwise to provide third parties with the right to nominate directors, our Nominating and Corporate Governance Committee will evaluate all proposed director candidates that it considers or who have been properly recommended to it by a stockholder based on the same criteria and in substantially the same manner, with no regard to the source of the initial recommendation of the proposed director candidate.
Criteria and Diversity
In considering whether to recommend any candidate for inclusion in our Board of Directors’ slate of recommended director nominees, including candidates recommended by stockholders, our Nominating and Corporate Governance Committee will apply the minimum criteria set forth above as well as the Board membership criteria set forth in our Corporate Governance Guidelines. We do not have a formal diversity policy. However, our Corporate Governance Guidelines provide that our Nominating and Corporate Governance Committee, when recommending to our Board of Directors the types of skills and characteristics required of Board members, should consider such factors as relevant experience, intelligence, independence, commitment, compatibility with the Board culture, prominence, diversity, understanding of our business and such other factors as the Nominating and Corporate Governance Committee deems relevant. Our Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Our Nominating and Corporate Governance Committee may therefore consider a broad range of factors related to the qualifications and background of nominees, which is not limited only to diversity. Pursuant to our Corporate Governance Guidelines, our Nominating and Corporate Governance Committee will confer with our full Board of Directors as to the criteria it intends to apply before a search for a new director is commenced.
Board Leadership Structure
Our Corporate Governance Guidelines permit our Board of Directors to determine whether it is in the best interests of the Company to combine or separate the roles of Chief Executive Officer and Chairman at a given point in time. Our Board of Directors believes that it is in the best interests of the Company that the roles of Chief Executive Officer and Chairman be separated in order for the individuals appointed to each position to focus on their primary role. Our Chief Executive Officer, Mr. Brugger, is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while Mr. McCarten, our Chairman, provides guidance to our Chief Executive Officer, presides over meetings of our full Board of Directors and, together with the lead director, sets the agenda for meetings of the Board of Directors. In the future, our Board of Directors may determine that it would be in the best interests of the Company to combine the roles of Chairman and Chief Executive Officer.
Our Corporate Governance Guidelines provide that our Board of Directors will adopt a “lead director” structure where one independent director is selected to serve as an interface between the Chief Executive Officer and our Board of Directors. Mr. Grafton is currently our lead director, and our Board of Directors intends to appoint Mr. Wardinski to be our lead director following the 2016 annual meeting. The lead director is the presiding director when our Board of Directors meets in executive session. In addition, our lead director’s duties include assisting our Board of Directors in assuring compliance with, and implementation of, our Corporate Governance Guidelines, coordinating the agenda for, and moderating sessions of, our Board’s independent directors and acting as principal liaison between our independent directors and our Chief Executive Officer on certain issues.
The Board’s Role in Risk Oversight
Our Board of Directors plays an important role in the risk oversight of the Company. Our Board of Directors is involved in risk oversight through its direct decision-making authority with respect to significant matters and the oversight of management by the Board of Directors and its committees. Our Board of Directors (or the appropriate committee in the case of risks that are under the purview of a particular committee) administers its risk oversight function by receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal, regulatory, strategic and reputational risks. In addition, our Board of Directors administers its risk oversight function through the required approval by our Board of Directors (or a committee thereof) of significant transactions and other decisions, including, among others, acquisitions and dispositions of properties, new borrowings, significant capital expenditures, refinancings and the election and retention of DiamondRock’s senior management. There is also direct oversight of specific areas of the Company’s business by the Compensation, Audit and Nominating and Corporate Governance Committees and regular periodic reports from the Company’s auditors and other outside consultants regarding various areas of potential risk, including, among others, those relating to the qualification of DiamondRock as a “real estate investment trust” for tax purposes and DiamondRock’s internal controls and financial reporting. Our Board of Directors also relies on management to bring significant matters impacting DiamondRock to its attention. As part of its charter, our Audit Committee oversees our policies with respect to risk assessment and risk management.
Risk Considerations in our Compensation Program
Our Compensation Committee regularly considers whether our compensation program encourages our executives to prudently manage enterprise risk. DiamondRock’s leadership and culture encourage long-term stockholder value creation, not short-term stockholder-value maximization. We evaluate performance based on both quantitative and qualitative factors and review not only “what” is achieved, but also “how” it is achieved. Consistent with our long-term focus, we do not believe that any of our compensation policies and practices for our named executive officers or any other employee encourage excessive risk-taking. In fact, many elements of our executive compensation program serve to mitigate excessive risk-taking. For example, we provide what we believe to be a balanced mix of base salary, annual cash incentives and long-term equity incentives. Our base salary provides a guaranteed level of income that does not vary with performance. We balance incentives tied to short-term annual performance with equity incentives for which value is earned over a multiple-year period. In this way, our executives are motivated to consider the impact of decisions over the short, intermediate, and long terms. Long-term equity incentive compensation is provided through the use of full-value shares and awards based on relative stockholder return, which encourage our executives to maintain as well as increase stockholder value. A significant portion of the long-term executive compensation is tied to the Company’s performance measured over a three-year period relative to a lodging REIT peer group. Our clawback policy, stock ownership policies and anti-hedging policies further mitigate risk. We have not granted stock options for several years. For more information regarding our compensation program, see the section titled “Compensation Discussion and Analysis.”
Communications with our Board of Directors
If you wish to communicate with any of our directors or our Board of Directors as a group, you may do so by writing to them at [Name(s) of Director(s)/Board of Directors of DiamondRock Hospitality Company], c/o Corporate Secretary, DiamondRock Hospitality Company, 3 Bethesda Metro Center, Suite 1500, Bethesda, MD 20814.
If you wish to contact our Audit Committee to report complaints or concerns regarding accounting, internal accounting controls or auditing matters, you may do so by writing to the Chairman of the Audit Committee of the Board of Directors of DiamondRock Hospitality Company, c/o Corporate Secretary, DiamondRock Hospitality Company, 3 Bethesda Metro Center, Suite 1500, Bethesda, MD 20814. In addition, you may do so online at http://www.drhc.com/whistleblowerPolicies.html. You are welcome to make any such reports anonymously, but we prefer that you identify yourself so that we may contact you for additional information if necessary or appropriate.
If you wish to communicate with our non-management directors as a group, you may do so by writing to Non-Management Directors of DiamondRock Hospitality Company, c/o Corporate Secretary, DiamondRock Hospitality Company, 3 Bethesda Metro Center, Suite 1500, Bethesda, MD 20814.

We recommend that all correspondence be sent via certified U.S. mail, return receipt requested. All correspondence received by the Corporate Secretary will be forwarded by the Corporate Secretary promptly to the addressee(s).
Other Corporate Governance Matters
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics, or our Code of Ethics, relating to the conduct of our business by our employees, executive officers and directors. Day-to-day responsibility for administering and interpreting our Code of Ethics has been delegated by our Board of Directors to our General Counsel, who is also our chief compliance officer.
Our Code of Ethics contains compliance procedures, allows for the anonymous reporting of a suspected violation of our Code of Ethics and specifically forbids retaliation against any officer or employee who reports suspected misconduct in good faith. The provisions of our Code of Ethics may only be waived or amended by our Board of Directors or, if permitted, a committee of our Board of Directors. Such waivers or amendments must be promptly disclosed to our stockholders in accordance with applicable laws and rules and regulations of the NYSE. We intend to disclose any amendments to our Code of Ethics, as well as any waivers for executive officers, on our website.
A copy of the Code of Ethics is available on our website at http://www.drhc.com under the heading “Corporate Governance” and subheading “Corporate Governance Charters.” A copy of our Code of Ethics is also available, without charge, in print to any stockholder upon written request addressed to Investor Relations, DiamondRock Hospitality Company, 3 Bethesda Metro Center, Suite 1500, Bethesda, MD 20814.
Corporate Governance Guidelines
Our Board of Directors has adopted Corporate Governance Guidelines, a copy of which is available on our website at http://www.drhc.com under the heading “Corporate Governance”, under the subheading “Corporate Governance Charters” and under the document entitled “Guidelines on Significant Governance Issues.” Our Corporate Governance Guidelines are also available, without charge, in print to any stockholder upon written request addressed to Investor Relations, DiamondRock Hospitality Company, 3 Bethesda Metro Center, Suite 1500, Bethesda, MD 20814.
Conflicts of Interest
Our Code of Ethics contains a conflicts of interest policy to reduce potential conflicts of interest. Our conflicts of interest policy provides that any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest should be reported promptly to the compliance officer, who must then notify our Board of Directors or a committee of our Board of Directors. Actual or potential conflicts of interest involving a director, executive officer or the compliance officer should be disclosed directly to our Chairman of our Board of Directors and the Chairperson of our Nominating and Corporate Governance Committee. A “conflict of interest” occurs when a director’s, officer’s or employee’s personal interest interferes with our interests.
Maryland law provides that a contract or other transaction between a corporation and any of the corporation’s directors or any other entity in which that director is also a director or has a material financial interest is not void or voidable solely on the grounds of the common directorship or interest, the fact that the director was present at the meeting at which the contract or transaction is approved or the fact that the director’s vote was counted in favor of the contract or transaction, if:

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the fact of the common directorship or interest is disclosed or known to the board of directors or a committee of the board of directors, and the board of directors or that committee authorizes, approves or ratifies the contract or transaction by the affirmative vote of a majority of the disinterested directors, even if the disinterested directors constitute less than a quorum;

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the fact of the common directorship or interest is disclosed to stockholders entitled to vote on the contract or transaction, and the contract or transaction is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote on the matter, other than the votes of shares owned of record or beneficially by the interested director, corporation, firm or other entity; or

•	the contract or transaction is fair and reasonable to the corporation.
Succession Policy
Our Board of Directors has adopted a succession policy for the Chief Executive Officer to cover emergency and other possible occurrences resulting in a vacancy in the position of Chief Executive Officer. Under this policy, our

Compensation Committee is responsible to recommend to our full Board of Directors, in the event of an emergency, an interim Chief Executive Officer and to lead the search for a permanent Chief Executive Officer after the interim position has been filled or when there is sufficient time to fill the position when our Compensation Committee is aware that the position will become vacant for a reason other than an emergency.

DIRECTOR COMPENSATION
The following chart summarizes the compensation earned by our non-employee directors in 2015. Directors who are employees receive no separate compensation for being members of our Board of Directors:

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
William W. McCarten	178,750	82,500	1,215	262,465
(Chairman)
W. Robert Grafton	103,750	82,500	—	186,250
(Lead Director & Audit Committee Chairperson)
Daniel J. Altobello	93,750	82,500	5,762	182,012
(Compensation Committee Chairperson)
Timothy R. Chi (4)	46,458	82,500	—	128,958
(Director)
Maureen L. McAvey	78,750	82,500	—	161,250
(Director)
Gilbert T. Ray	88,750	82,500	10,000	181,250
(Nominating and Governance Committee Chairperson)
Bruce D. Wardinski	78,750	82,500	—	161,250
(Director)

(1)	Mr. Brugger is not included in this table because he was an employee of the Company in 2015 and thus received no separate compensation for service as a director.

(2)
The amounts set forth in this column represent the grant-date fair value of unrestricted stock awards to our non-employee directors. Each non-employee director, except Mr. Chi, was granted 6,040 fully vested shares of common stock on May 15, 2015 except Directors who deferred the receipt of the annual unrestricted stock award. Mr. Chi was granted 6,532 fully vested shares of common stock on August 12, 2015. All such shares had a market value of $82,500 on each respective grant date, based on the closing price for shares of our common stock on the NYSE on such day. The fair market value of such shares was recognized as compensation expense on the grant date.

The non-employee directors are permitted to elect to defer the receipt of the annual unrestricted stock award. Those non-employee directors who elect to defer such awards were instead granted an award of deferred stock units. The deferred stock units will be settled in shares of stock in a lump sum six months after the director ceases to be a member of our Board of Directors. Messrs. Grafton and Ray elected to receive deferred stock units and Messrs. McCarten, Altobello, Chi and Wardinski and Ms. McAvey elected to receive shares of common stock.

(3)	Reimbursement for lodging, meals, parking and certain other expenses at one of our hotels or other hotels or resorts.

(4)	Mr. Chi was appointed to our Board of Directors effective June 1, 2015.
Cash Compensation
We compensate our directors through an annual retainer as opposed to per meeting fees. We have structured their compensation in this manner in order to simplify and clarify director compensation as each of our three standing committees was comprised of the same six independent directors in 2015 and often a meeting might discuss matters involving the area of responsibility of more than one committee. In August of each year, our Compensation Committee reviews the compensation of our non-employee directors.
In 2015, our Compensation Committee engaged F.W. Cook to conduct a study of compensation paid to non-employee directors of comparable public companies. Based on this review, the annual cash retainer for Board service was increased by $2,500 (from $77,500 to $80,000) effective July 1, 2015. Therefore, the cash retainer paid was $38,750 for the six months ended June 30, 2015, and $40,000 for the six months ended December 31, 2015. The additional retainers for our Chairman, Committee Chairs and the Lead Director were unchanged.
The following chart reflects the annual cash retainers paid to our non-employee directors in 2015.

Name	Annual Fee for Board Membership	Annual Fee for Committee Chairs & Lead Director	Total Cash Fees Paid
William W. McCarten	$78,750	$100,000	$178,750
(Chairman)
W. Robert Grafton (1)	$78,750	$25,000	$103,750
(Lead Director & Audit Committee Chairperson)
Daniel J. Altobello	$78,750	$15,000	$93,750
(Compensation Committee Chairperson)
Timothy R. Chi	$46,458	$—	$46,458
(Director)
Maureen L. McAvey	$78,750	$—	$78,750
(Director)
Gilbert T. Ray	$78,750	$10,000	$88,750
(Nominating and Governance Committee Chairperson)
Bruce D. Wardinski	$78,750	$—	$78,750
(Director)

(1)	The additional annual retainer for our lead director is $10,000 and the additional annual retainer for the Audit Committee Chairperson is $15,000.
Equity Compensation
As part of their regular annual compensation, each of our non-employee directors receives a grant of fully vested shares of common stock each year. The non-employee directors may elect to defer the receipt of the annual stock award. Those non-employee directors who elect to defer such awards will instead be granted an award of deferred stock units and the deferred stock units will be settled in shares of common stock in a lump sum six months after the director ceases to be a member of our Board of Directors. On May 15, 2015, we issued (i) 6,040 shares of common stock to each of those directors electing to receive the equity award and (ii) 6,040 deferred stock units to each of those directors electing to defer the equity award, both of which had a value of $82,500, based on the closing stock price for our common stock on such day. On August 12, 2015, we issued 6,532 shares of our common stock to Mr. Chi, which had a value of $82,500 based on the closing stock price for our common stock on such day. Based on the review of director compensation conducted in July 2015 by F.W. Cook, the annual equity grant value was increased from $82,500 to $85,000, to be effective for the grant made at the 2016 annual meeting.
Expenses and Perquisites
We reimburse our directors for their reasonable out-of-pocket expenses incurred in attending meetings of our Board of Directors or its committees or attending continuing professional education classes.
In addition, each of the members of our Board of Directors is entitled to reimbursement for up to $10,000 per annum of lodging, meals, parking and certain other expenses at all of our hotels as well as at other hotels and resorts. The purpose of this policy is to encourage our directors to visit our hotels and other hotels in order to maintain and enhance their knowledge of our portfolio and the lodging industry. All of such reimbursement was considered taxable income to the director who stayed at the hotel or resort and is disclosed in the “All Other Compensation” column of the chart entitled “Director Compensation.”
Stock Ownership Policy for Directors
Under our stock ownership policy, each of our non-employee directors has an ownership target which establishes, on an annual basis, the number of shares each non-employee director should hold of Company stock. If a non-employee director holds less than the ownership target, he or she is restricted from selling any shares of Company stock until such time as he or she holds shares in excess of the ownership target, except as needed to pay personal taxes related to the issuance of Company stock from equity compensation grants, and except for shares that the director has purchased on the open market.

We count towards this minimum equity ownership policy owned shares and deferred stock units. The ownership target for a non-employee director is determined by multiplying the annual fee for Board membership for that year by five and then dividing that result by the average closing price of the Company’s common stock during the first 10 trading days of the same calendar year ($8.96 per share for 2016). Each of our non-employee directors holds shares in excess of his or her 2016 ownership target, except that Mr. Wardinski, and Mr. Chi, who were appointed to our Board of Directors in 2013 and 2015, respectively, have not had sufficient time to accumulate shares equal to his ownership target. Both Mr. Wardinski and Mr. Chi have not sold any shares.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary
Our “named executive officers” for 2015 were as follows:

Name	Title
Mark W. Brugger	President and Chief Executive Officer
Sean M. Mahoney	Executive Vice President, Chief Financial Officer and Treasurer
Robert D. Tanenbaum	Executive Vice President and Chief Operating Officer
Troy G. Furbay	Executive Vice President and Chief Investment Officer
William J. Tennis	Executive Vice President, General Counsel and Secretary
Our executive compensation program has been designed to meet the following objectives:

•	to be straightforward, transparent and market-based;

•	to create proper incentives for our executive team to achieve corporate and individual performance objectives and maximize long-term stockholder value; and

•	to comply with sound corporate governance practices.
Our executive compensation program consists of base salary, annual cash incentive compensation opportunities, annual long-term equity incentive grants and limited perquisites.
Company Highlights
In 2015, the lodging industry entered its sixth year of growth, and, while demand growth moderated in 2015, supply growth remains below average in most markets. We believe our high-quality hotel portfolio is well positioned to perform in-line with top lodging markets in the U.S. We continued to successfully execute on our strategic objectives, including an intense focus on asset management, capital investment, and balance sheet management.
We realized several significant accomplishments in 2015, including:

•	Increased Pro Forma Revenue per Available Room (RevPAR) by 4.7 % from 2014.

•	Achieved 73% profit flow through from our portfolio.

•	Expanded hotel Adjusted EBITDA margins by 114 basis points, exceeding our budget.

•	Exceeded underwritten Hotel Adjusted EBITDA for 5 hotels acquired in 2014 and 2015 by approximately $3 million.

•	Acquired two hotels for approximately $152.5 million: the Shorebreak Hotel and Sheraton Suites Key West.

•	Paid four quarterly dividends totaling $0.50 per share, returning approximately $96 million to stockholders.

•	Issued approximately $72 million of common stock at average price of $15.13 per share and accretively re-deployed the proceeds into acquisitions.

•
Arranged mortgage loans secured by three of our hotels, and repaid in full mortgage loans on two hotels, and a third hotel in January 2016, increasing proceeds and reducing our weighted average interest rate by approximately 80 basis points.

2015 Compensation Overview
Highlighted below are the key components of our executive compensation program, the purpose of each component and the process for determining each component.

Compensation Component	Description and Purpose		Process/Highlights
Base Salary	•	Fixed compensation necessary to attract and retain executive talent.	•	Executive base salaries are reviewed in the fourth quarter each year.
	•	Based on competitive market, individual role, experience, performance and potential.	•	Refer to the subsection entitled “Base Salary” under the discussion of “Compensation Elements” for a three-year history of base salaries for the named executive officers.
Annual Cash Incentive Compensation	•	Performance-based cash incentives that reward achievement of annual performance objectives.	•
In 2015, our AFFO per share was $1.09 resulting in a payout of approximately 110% of target for this component. Our hotel market share performance resulted in a payout of 89% of target for this component. The executives achieved the maximum for their individual objectives. Actual bonuses paid for 2015 performance were approximately 131% of each executive's target opportunity.

	•	Tied to Company's business plan and individual goals.
	•	Based 70% on Adjusted Funds From Operations (AFFO) per share, 25% on individual objectives, and 5% on hotel market share performance.
			•	Refer to the subsection entitled "Cash Incentive Compensation Program" under the discussion of "Compensation Elements" for more detail.
Long-Term Equity Incentive Compensation	•	Aligns executive compensation with total stockholder return over multi-year performance and vesting periods.	•	Grants are made in the first quarter each year.
	•	Promotes retention of key talent.
	•	50% of long-term equity incentives are earned based on Company performance relative to peers.	•
Grants made in 2015 were 50% in performance stock units (PSUs) that may be earned from 0% to 150% of a target number of PSUs based on our total stockholder return relative to a peer group over a three-year performance period and 50% in restricted stock that vests over three years.

Refer to the subsection entitled "Long-Term Equity Incentive Compensation Program" under the discussion of "Compensation Elements" for more detail.
Benefits and Limited Perquisites	•	Designed to attract and retain high-performing employees.	•	All employee plans are reviewed annually.
	•	Includes health and dental insurance, term life insurance, disability coverage and a 401(k) plan match.
•
Named executive officers participate in the same benefits plans as all other employees, with the exception of a deferred compensation plan, in which executive officers and certain senior-level employees may defer earned compensation. There is no Company match in effect for the deferred compensation plan.

	•	As a member of our Board of Directors, Mr. Brugger is entitled to annual reimbursement of up to $10,000 for certain hotel stays, which he has never used.

Target Direct Compensation Mix

The following charts illustrate the target mix between direct compensation elements (base salary, annual cash bonus and long-term equity incentives in the form of restricted stock (RS) and PSUs) for our Chief Executive Officer and the average of our other named executive officers.

*	Other NEOs include Messrs. Furbay, Mahoney, Tanenbaum and Tennis.

Compensation Best Practices
Our executive compensation program incorporates the following best practices:

•	Our executives’ total compensation opportunity is primarily based on performance, awarded through our annual and long-term incentive compensation programs.

•	No guarantees of minimum cash incentive payments are provided.

•	Our Chief Executive Officer receives approximately 60% and other named executive officers receive approximately half of total compensation in the form of long-term equity incentives.

•	No dividends are paid on unvested stock awards unless and until the awards actually vest.

•	Any change in control payments under severance agreements are subject to a "double-trigger."

•	Named executive officers are required to accumulate and hold a meaningful amount of stock.

•
No perquisites are provided to named executive officers that are not otherwise provided to all employees, except for Mr. Brugger in his capacity as a member of our Board of Directors and a deferred compensation plan, in which executive officers and certain senior-level employees may defer earned compensation. There is no Company match in effect under the deferred compensation plan.

•	Our Compensation Committee retains and meets regularly with an independent compensation consultant to advise on executive and director compensation.

•	Our Compensation Committee regularly reviews the Company’s incentive compensation plans to ensure they are designed to create and maintain stockholder value and do not encourage excessive risk.

•	Clawback policy is in effect to recover amounts inappropriately paid in the event of a restatement of our financial statements.

•	Anti-hedging policy is in effect to prohibit short sales and the purchase or sale of puts, calls or other derivative securities of the Company.

•	Pledging of Company securities is prohibited unless our Compensation Committee gives prior approval.

•	Our programs are designed to be financially efficient from tax, accounting, cash flow and share dilution perspectives.
Compensation Committee Procedures, Compensation Consultant, Input of Named Executive Officers on Compensation and Stockholder Advisory Resolution
Our Compensation Committee is responsible for determining the amount and composition of compensation paid to our Chief Executive Officer and all other executive officers. Our Compensation Committee exercises its independent discretion in reviewing and approving the executive compensation program as a whole, as well as specific compensation levels for each executive officer.
In determining executive compensation for 2015, our Compensation Committee considered the overwhelming stockholder support for the “say-on-pay” proposal received at the 2014 annual meeting of stockholders. As a result, our Compensation Committee continued to apply the same effective principles and philosophy it has used in previous years in determining executive compensation and will continue to consider stockholder concerns and feedback in the future. Further, at the 2015 annual meeting of stockholders, stockholders again overwhelmingly endorsed the Company's executive compensation by voting 96% in favor of such compensation.
Independent Consultant
F.W. Cook advises our Compensation Committee on compensation program design and the amounts we should pay to our executives. They provide our Compensation Committee with information on executive compensation trends, best practices and advice for potential improvements to the executive compensation program. F.W. Cook also advises our Compensation Committee on the design of the compensation program for non-employee directors. F.W. Cook does no work for management, receives no compensation from the Company other than for its work in advising our Compensation Committee, and maintains no other economic relationships with the Company. As part of the process of assessing the effectiveness of the Company’s compensation programs, F.W. Cook receives input from our Chief Executive Officer regarding the Company’s strategic goals and the manner in which the compensation plans should support these goals.
Annual Process
In the fourth quarter of each year, our Compensation Committee reviews the total compensation of each of our executive officers for the prior year, including an estimate of the incentive plan compensation for the current year, a summary of all executive severance agreements and a calculation of potential change-in-control costs. Our Compensation Committee, at this meeting, also reviews appropriate compensation studies and surveys. After the review, our Compensation Committee finalizes and approves the design of the compensation plan for the upcoming year.
Our Compensation Committee engages F.W. Cook to provide a benchmarking study of executive officer compensation compared to similarly situated REITs, or what we call "competitive sets." Following the review of the study and considering the skill level of each executive, our Compensation Committee sets an appropriate base salary for the executive officers along with target bonuses and equity awards for the following year.
Subsequent to the end of the year, once the financial results for the prior year are available and the annual budget for the current year is finalized, our Compensation Committee reviews the achievement of the formulaic components of the cash incentive program and individual objectives. Based on this review, our Compensation Committee finalizes and approves the annual cash incentive compensation for the prior year. Additionally, our Compensation Committee finalizes the structure of the current year annual cash incentive compensation program and the amount and structure of the long-term incentive awards.
We believe our programs are effectively designed and working well in alignment with the interests of our stockholders and are instrumental to achieving our business strategy. The compensation structure for our named executive officers in 2016 will change from 2015 to (i) eliminate from the Cash Incentive Compensation Program the Hotel Market Share Performance component as described below under "Cash Incentive Compensation Program" and (ii) include in Performance Stock Units, a Hotel Market Share Performance component as described below under "Performance Stock Units."

Use of Competitive Sets
Each year, our Compensation Committee conducts a review of the executive compensation program in terms of both design and compensation levels. This includes a competitive analysis of our compensation practices versus those of our peers with a focus on other lodging REITs. We confirm that our compensation levels are in line with the overall market by evaluating our compensation against a secondary competitive set of similarly-sized, self-managed, non-lodging REITs. While the compensation practices of the non-lodging REIT competitive set is reviewed for reference, our Compensation Committee focuses predominantly on the lodging REIT competitive set when making compensation decisions. As we target our total compensation to be at or close to the median of our competitive sets, we seek to ensure that at least approximately half of the target compensation opportunity provided to our executives is in the form of equity; as a result, our executives’ cash compensation may be targeted at a level below or above the median cash compensation paid to members of our competitive sets. We generally attempt to pay base salaries at levels competitive with that of our competitive sets.
In 2014, F.W. Cook conducted a competitive analysis of executive compensation levels against our competitive sets to assist our Compensation Committee in making compensation decisions with respect to target pay opportunities for our executives for 2015. The primary competitive set was comprised of nine lodging-focused, self-managed REITs. We typically review the executive compensation practices at Host Hotels & Resorts, Inc. (NYSE: HST), but we exclude this information from our competitive set as HST is substantially larger than us. The secondary competitive set was comprised of eleven similarly-sized, self-managed, non-lodging REITs, which invest in a variety of assets, including office, apartment and retail properties. The REITs in each competitive set for the 2014 analysis were:

Lodging REIT Competitive Set
Company	Ticker Symbol
Ashford Hospitality Trust	AHT
Chesapeake Lodging Trust	CHSP
Felcor Lodging Trust	FCH
LaSalle Hotel Properties	LHO
Pebblebrook Hotel Trust	PEB
RLJ Lodging Trust	RLJ
Ryman Hospitality Properties, Inc.	RHP
Strategic Hotels and Resorts, Inc.	BEE
Sunstone Hotel Investors, Inc.	SHO

Non-Lodging REIT Competitive Set
Company	Ticker Symbol
Brandywine Realty Trust	BDN
Corporate Office Properties Trust	OFC
DCT Industrial	DCT
East Group Properties, Inc.	EGP
EPR Properties	EPR
Equity One, Inc.	EQY
First Industrial Realty Trust	FR
Healthcare Trust of America, Inc.	HTA
Medical Properties Trust	MPW
Post Properties, Inc.	PPS
Sun Communities, Inc.	SUI

In 2015, F.W. Cook again conducted a competitive analysis of executive compensation levels against two competitive sets to assist our Compensation Committee in making compensation decisions with respect to target pay opportunities for our executives for 2016. The same Lodging REIT competitive set was used for the 2014 and 2015 analyses except that Xenia Hotels & Resorts was added. The REITs in the Non-Lodging REIT competitive set were the same in both years except that Post Properties was not included for the 2015 analysis.

Our executives’ actual compensation for 2015 compared to the 2014 compensation of executives in our most recent competitive sets is as follows:

Lodging REIT Competitive Set
Executive	Benchmark	Base Salary	Annual Cash Incentive	Equity	Total Compensation
Mr. Brugger	Chief Executive Officer	6 of 11	7 of 10	6 of 11	8 of 10
Mr. Mahoney	Chief Financial Officer	8 of 11	5 of 11	5 of 11	5 of 11
Mr. Tanenbaum	Top Operations/Asset Management Officer (1)	8 of 9	3 of 9	7 of 9	7 of 9
Mr. Furbay	Chief Investment Officer (1)	3 of 6	4 of 6	5 of 6	5 of 6
Mr. Tennis	General Counsel (1)	4 of 5	2 of 5	4 of 5	4 of 5

(1)
Certain of the companies included in the Lodging REIT and Non-Lodging REIT competitive sets do not publicly report compensation for a Top Operations/Asset Management Officer, Chief Investment Officer or General Counsel.

Non-Lodging REIT Competitive Set
Executive	Benchmark	Base Salary	Annual Cash Incentive	Equity	Total Compensation
Mr. Brugger	Chief Executive Officer	5 of 11	3 of 10	4 of 11	4 of 10
Mr. Mahoney	Chief Financial Officer	4 of 11	2 of 9	4 of 11	4 of 9
Mr. Tanenbaum	Top Operations/Asset Management Officer	7 of 9	2 of 8	4 of 9	5 of 8
Mr. Furbay	Chief Investment Officer	2 of 3	2 of 3	3 of 3	3 of 3
Mr. Tennis	General Counsel	1 of 3	1 of 3	1 of 3	1 of 3

Combined Competitive Sets
Executive	Benchmark	Base Salary	Annual Cash Incentive	Equity	Total Compensation
Mr. Brugger	Chief Executive Officer	50th-75th Percentile	50th-75th Percentile	50th-75th Percentile	25th-50th Percentile
Mr. Mahoney	Chief Financial Officer	50th-75th Percentile	50th-75th Percentile	50th-75th Percentile	50th-75th Percentile
Mr. Tanenbaum	Top Operations/Asset Management Officer	<25th Percentile	>75th Percentile	25th-50th Percentile	25th-50th Percentile
Mr. Furbay	Chief Investment Officer	50th-75th Percentile	25th-50th Percentile	<25th Percentile	<25th Percentile
Mr. Tennis	General Counsel	25th-50th Percentile	>75th Percentile	25th-50th Percentile	25th-50th Percentile
The tables above reflect our relative ranking in actual compensation for 2015 versus peer group data for 2014. However, the Committee primarily uses the competitive data to set prospective target pay opportunities. Actual compensation may be above or below these targets, based on actual performance. Furthermore, the realized value of equity compensation will likely vary from the target value depending on our stockholder return performance, both on an absolute basis and, with respect to the PSUs, relative to the peer group. With respect to target pay opportunities:

•
Our Compensation Committee reviewed the market data prepared by F.W. Cook in the fourth quarter of 2015. Based on this review, our Compensation Committee decided to maintain Mr. Brugger's total compensation opportunity at the same amount for 2016. In reaching these conclusions our Compensation Committee relied on several factors:

•
In addition to achieving the goals for the Company and himself established in the beginning of the year, Mr. Brugger also led the Company in achieving the accomplishments set forth above under 2015 Performance Highlights.

•
Mr. Brugger has extensive experience in lodging, real estate and public company finance and management, and has more than 20 years of experience as a real estate executive including valuable experience in his role as Chief Executive Officer of the Company for six years and a member of a board of another public company.

•
Our Compensation Committee concluded that, in light of Mr. Mahoney’s experience as Chief Financial Officer, each of the major elements of Mr. Mahoney’s compensation, as well as his total compensation, for 2015 should be targeted near the median in each of the various competitive sets.

•
Our Compensation Committee determined the compensation for Mr. Tanenbaum, as Chief Operating Officer, based on several factors, including his more than 20 years of experience in the lodging industry. Our Compensation Committee targeted the compensation of Mr. Tanenbaum to be close to the median in each of the Lodging REIT competitive sets.

•
Our Compensation Committee determined the compensation of Mr. Furbay, as the Chief Investment Officer, based on several factors. Our Compensation Committee believed that the compensation should reflect his considerable experience and success as a chief investment officer and head of acquisitions with other companies prior to joining DiamondRock as well as his success in integrating into the Company as an important member of the executive team.

•
Target pay opportunities for Mr. Tennis were set with reference to the market data, but also taking into consideration his experience in the lodging industry. Our Compensation Committee believes that Mr. Tennis’ target compensation opportunity is appropriate in light of his responsibilities and significant knowledge gained over his two decades of experience in the lodging industry.

Stockholder Advisory Resolution
During our 2015 annual meeting, stockholders were provided the opportunity to cast votes to approve a non-binding advisory resolution on executive compensation (a “say-on-pay” proposal). We recommended that stockholders vote in favor of the say-on-pay proposal. Approximately 96% of stockholders voting at our 2015 annual meeting voted to approve the non-binding advisory resolution on executive compensation. As a result of the high level of stockholder support, our Compensation Committee did not make changes to the structure of our overall compensation program.
Compensation Elements
Our compensation program seeks to promote our compensation philosophy and objectives through an appropriate mix of four core elements of compensation:

1.	base salary;

2.	cash incentive compensation program;

3.	long-term incentive compensation; and

4.	benefits and limited perquisites.

1.	Base Salary
We review our executives’ base salaries annually in the fourth quarter of each calendar year.
Our primary compensation philosophy is to target our total compensation to be at or close to the median of our competitive sets and to ensure that at least approximately half of the target compensation opportunity for our senior executives is in the form of equity. As a result, our executives’ cash compensation may be targeted at a level below or above the median cash compensation paid to members of our competitive sets, with a primary focus on the lodging REIT competitive set. During our annual compensation review, we generally attempt to set the base salaries within the range of base salaries paid to members of our competitive sets. However, we adjust base salaries to reflect each executive’s assigned responsibilities, relevant level of experience and individual performance compared to other members of the competitive sets.
The base salaries for 2016, 2015 and 2014 are as follows:

Name	2016	2015	2014
Mark W. Brugger	$765,000	$765,000	$725,000
Sean M. Mahoney	$424,000	$412,000	$400,000
Robert D. Tanenbaum	$424,000	$412,000	$400,000
Troy G. Furbay	$414,000	$402,000	$390,000
William J. Tennis	$372,000	$361,000	$350,000
For the calendar year 2015, our Compensation Committee determined that Mr. Brugger's base salary would increase by approximately 5.5% to maintain his target compensation at the median of the Lodging REIT Competitive Set. This was the first increase in Mr. Brugger's base salary in three years. In addition, our Compensation Committee determined it was appropriate to increase the base salaries of Messrs. Mahoney, Tanenbaum, Furbay and Tennis by approximately 3% based on the median base salary among the competitive sets. The base salary increase for these executive officers was also consistent with the base salary increases for all other employees of the Company.
For the calendar year 2016, our Compensation Committee determined that Mr. Brugger's base salary would not increase and his target compensation remains at the median of the Lodging REIT Competitive Set. In addition, our Compensation Committee determined it was appropriate to again increase the base salaries of Messrs. Mahoney, Tanenbaum, Furbay and Tennis by approximately 3% based on the median base salary among the competitive sets. The base salary increase for these executive officers is also consistent with the base salary increases for all other employees of the Company. The respective base salaries for all of our named executive officers are in the median range of the lodging REIT competitive set.

2.	Cash Incentive Compensation Program
We maintain an annual cash incentive compensation program pursuant to which our executive officers are eligible to earn cash bonuses based upon their achievement of certain objective corporate goals as well as certain individual goals set by our Compensation Committee at the beginning of that fiscal year. To date, no cash incentive compensation has been paid to our executives other than in accordance with this program.
The performance measures and weightings established by our Compensation Committee for 2015 under our cash incentive compensation program are set forth below.

Components of Cash Incentive Compensation Program	Weighting
Adjusted Funds From Operations per share (AFFO per share) (1)	70%
Hotel Market Share Performance	5%
Achievement of certain individual performance objectives	25%

(1)
We compute the AFFO component of the cash incentive program by adjusting Funds From Operations (or FFO), which we calculate in accordance with the standards established by NAREIT, for certain non-cash items. Refer to “Non-GAAP Financial Measures” in Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the year ended December 31, 2015. In addition, the Budget AFFO per share excludes the income tax provision and corporate bonus expense.

AFFO Per Share
The AFFO component of our cash incentive compensation program is determined by calculating how well the Company performed against the AFFO target, which is based on the 2015 budget approved by our Board of Directors. Our 2015 AFFO target of $1.08 was approximately 23% higher than our 2014 AFFO target of $0.88 and approximately 17% higher than our 2014 actual AFFO of $0.92. The following table illustrates the threshold, target, and maximum AFFO per share objectives for the 2015 cash incentive program.

Performance Level	AFFO/Share		Cash Incentive Payout (as % of Target)
<Threshold	<	$0.97	0%
Threshold		$0.97	50%
Target		$1.08	100%
Maximum		$1.19	200%

For performance that falls between threshold and the target or between the target and maximum, bonuses are calculated based on a linear interpolation for achievement in between each of those performance levels, with the maximum that a named executive officer could earn being 200% of the target. In 2015, the senior executives earned approximately 110% of target under this component based on AFFO per share of $1.09.
Hotel Market Share Performance
The Hotel Market Share Performance component of our cash incentive compensation program is based on the achievement of established goals for each hotel’s market penetration relative to its respective local competitors, as measured by Smith Travel Research, a third party research firm. This component incents the management team to focus on relative performance of the hotel regardless of the economic environment. For each of the hotels we owned for the majority of 2015 that achieved the market share penetration goal, the executives earned 1/27 of the maximum opportunity for this component of their bonus. In order for a hotel to achieve the market share penetration goal, the hotel's share of the market in a pre-determined set of competitive hotels must meet or exceed a penetration goal established at the beginning of the year as measured by Smith Travel Research. In 2015, 12 of the 27 hotels measured achieved their market share penetration goal; therefore, the senior executives earned 89% of target (44% percent of maximum) for this component.
Individual Performance Objectives
Twenty-five percent of each executive’s annual cash incentive is based on achievement of individual objectives. Our Compensation Committee established individual objectives for each of the executive officers, which objectives varied by individual depending on their specific responsibilities.
The executive officers shared several common objectives in 2015, as follows:

Objective	Target		Actual
Achieve Hotel Adjusted EBITDA Margin expansion goal	108 basis points		114 basis points
Achieve underwriting for 2014 and 2015 acquisitions	Underwritten Hotel Adjusted EBITDA		Exceeded by approximately $3.4 million
Acquire strategic assets and raise equity	$300 million in strategic assets and $100 of equity		Acquired $152.5 million of strategic assets and raised $72 million of equity.*
Restructure the Capital Expenditure function	N/A		Achieved
Refinance 2015 debt maturities	N/A		Achieved
Hotel level objectives	•	Rebrand the Conrad Chicago	•	Completed in September 2015
	•	Replace manager of Hilton Garden Inn Chelsea	•	Completed in June 2015
	•	Replace manager of Westin Washington D.C.	•	Completed in April 2015
	•	Complete Hilton Boston guest room expansion project	•	Completed in May 2015
	•	Complete phase one of the Chicago Marriott renovation	•	Completed in April 2015
	•	Achieve 2015 budget for The Lexington Hotel New York	•	Not achieved due to declining New York market
	•	Achieve the 2015 budget for Hilton Garden Inn Times Square	•	Achieved

*
After raising approximately $72 million of equity and acquiring approximately $152.5 million of assets, our Board of Directors determined that it was not prudent to acquire further assets due to a change in market conditions. Because our equity issuances were intended to fund acquisitions, our Board of Directors also determined we should cease issuing equity at this time. For these reasons, we did not achieve this goal.

The other objectives were personal to each executive officer and varied based upon the executive’s position and responsibilities as they related to the Company’s overall business plan. A summary of each executive’s objectives is as follows:

•
Mr. Brugger’s objectives primarily involved providing leadership in achieving the Company’s 2015 objectives, implementing the strategic plan for the Company for 2015 in a manner that maximized stockholder value, establishing clear objectives for senior management to align the individual and Company objectives, focusing the asset management team on maximizing operational results at our hotels, establishing priorities for capital expenditures and putting in place resources and analysis to develop plans to complete capital projects, and developing an investor relations plan to articulate and covey the Company's strategy to investors.

•
Mr. Mahoney's objectives primarily involved refining the Company's strategy to enhance long-term value creation for the Company's shareholders, taking a leading role in determining and implementing the structure for the capital expenditure group, implementing a personal development plan, focusing on enhancing investor relations and proactively communicating the Company's strategy to investors.

•
Mr. Tanenbaum's objectives primarily involved achieving a budgeted profit margin goal established for our portfolio, determining and implementing the structure for the capital expenditure group, focusing on personal professional development and professional development of the asset management team and executing on several objectives for specific hotels, including implementation of sales strategies, brand and manager changes, margin improvements and capital expenditures for certain hotels.

•
Mr. Furbay's objectives primarily involved investing over $150 million in the acquisition of new hotels, exploring the sale of a limited number of the Company's non-core hotels, analyzing and recommending whether to invest in the expansion of our Westin Boston Waterfront hotel, and working with asset management to determine a new brand and manager for the Conrad Chicago.

•
Mr. Tennis' objectives primarily involved advising the COO, CFO and CIO on hotel acquisitions and dispositions, financings, implementation of changes to brands and managers at specific hotels, legal proceedings and critical labor matters, enhancing the level of communication on various matters among the executive officers as well as other associates, taking a leading role in determining and implementing the structure for the capital expenditure group and prudently managing legal costs.

Our Compensation Committee requested that each of the executives prepare a report summarizing individual achievements relative to individual business objectives, and our Compensation Committee asked our Chief Executive Officer to provide his assessment of each officer. In addition, the Company engaged a consultant to work with the Chairman of the Board to prepare a complete assessment of the performance of the Chief Executive Officer which assessment was delivered to our Board of Directors. Following the review of the reports and a detailed discussion with our Chief Executive Officer regarding each of the other officers, our Compensation Committee concluded that each of the executives, including the Chief Executive Officer, substantially completed all of the individual objectives and that each executive earned a maximum payout for the individual component of each executive’s bonus. Our Compensation Committee reached this conclusion upon weighing the results achieved by the Company in 2015. Not only did each executive professionally perform the objectives personal to him at a high level, but together the executives achieved the strong results for the Company outlined above under Company Highlights. Further, while our Compensation Committee acknowledged that the Company's total shareholder return did not perform well during 2015 due to a general reduction in the stock market for all lodging stocks, the executive officers of the Company were, nevertheless, able to drive successful operating results for the Company as summarized under Company Highlights above.

The annual incentive opportunity ranges for 2015 and the actual cash incentive compensation earned and paid for 2015 performance as a percentage of base salary were as follows:

	2015 Cash Incentive Opportunity			2015 Cash Incentive Earned
Name	Threshold	Target	Maximum	% of Base Salary	$ Value
Mark W. Brugger	60%	120%	240%	158%	$1,206,660
Sean M. Mahoney	40%	80%	160%	105%	$433,241
Robert D. Tanenbaum	40%	80%	160%	105%	$433,241
Troy G. Furbay	40%	80%	160%	105%	$422,725
William J. Tennis	40%	80%	160%	105%	$379,612

3.	Long-Term Incentive Compensation
Generally, we target providing at least approximately half of each executive’s target compensation opportunity in the form of long-term equity incentives. However, our Compensation Committee determines, in its sole discretion, the actual amount of equity to be awarded to our executive officers each year reflecting our performance in the prior year, individual performance and competitive levels of long-term incentive compensation among our competitive sets. On this basis, our Compensation Committee determined that Mr. Brugger's long-term equity incentive award should be approximately 60% of his total compensation in order to further align his compensation with the total stockholder return of the Company.
We grant equity awards to align the interests of our executives with those of our stockholders, and to create incentives for our executives to protect and grow shareholder value, including through maintenance and growth of our dividend. Our executive officers are not guaranteed any minimum number of shares of restricted stock or other equity grants. We generally grant equity awards annually in February.
Types of Awards
Commencing in 2013, based on a recommendation from F.W. Cook, we granted an award to each executive officer that consisted of 50% restricted stock and 50% performance stock units, or PSUs. From 2010 to 2012, we granted awards consisting of 75% restricted stock and 25% market stock units, or MSUs. Each of these types of awards is described in more detail below.
Restricted Stock
We grant restricted stock to align the interests of our executive officers with those of our stockholders and to help retain the services of our executives through multi-year vesting schedules. Our restricted stock awards vest in three equal annual installments from the date of grant. All dividends on unvested shares accrue and are paid out only when the underlying restricted shares vest.
Performance Stock Units
PSUs entitle each executive officer to earn shares of common stock subject to the achievement of certain levels of total stockholder return relative to the total stockholder return of a peer group over a three-year performance period. Earned shares, if any, vest at the end of the three-year performance period. Dividends are not paid currently on the common stock underlying the PSUs; instead, the dividends are treated as "re-invested" and are only earned to the extent the underlying PSU is also earned. For 2015 PSU awards, the peer group used for purposes of calculating the relative performance of the Company's stock for the 2015-2017 performance period was the same as the Lodging REIT Competitive Set referred to above, with the addition of Host Hotels & Resorts. Strategic Hotels and Resorts was acquired in late 2015, and therefore was dropped from the peer group, pursuant to the PSU program rules.
Each executive officer is granted a target number of PSUs. The actual number of PSUs earned will range from zero to 150% of the target number of PSUs based on the Company's percentile rank relative to the peer group at the end of the three-year performance period. The total stockholder return of the Company and each of the peer group companies is equal to the ratio of (x) the 30-day average closing price of common stock as of the last day of the performance period, plus dividends, assuming reinvestment in additional shares, to (y) the 30-day average closing price of common stock as of the first day of the performance period. Based on this ratio, the Company's relative total stockholder return percentile within the peer group is determined and the number of PSUs earned is calculated in accordance with the following:

DRH Relative TSR Percentage Rank*	Percent of Target PSUs Earned
< 30th Percentile	0%
30th Percentile	50%
50th Percentile	100%
> or Equal to 75th Percentile	150%

*	Linear interpolation for performance between the 30th and 50th percentile and for performance between the 50th and 75th percentile
PSUs are settled at the end of the three-year performance period by the issuance of a share of common stock for every PSU earned.
Our Compensation Committee decided to incorporate PSUs into our long-term incentive program in an effort to create stronger pay-for-performance alignment. Our Compensation Committee has evaluated several long-term incentive alternatives over the years to determine a mix that best supports our objectives and is effective for us, given our REIT structure. Our Compensation Committee believes that PSUs align our interests with those of stockholders because they calibrate earned compensation to our performance relative to our peers, which are investment alternatives for our stockholders. As compared to time-based restricted stock, PSUs reward both absolute and relative total stockholder return.
Our Compensation Committee believes that our long-term incentive program, particularly the PSU component, strongly aligns earned compensation with total stockholder return. For the PSUs which were granted in 2013 and vested on February 27, 2016, our executive officers received 89.5% of the target, reflecting the Company's total stockholder return in the 45th percentile of the peer group for the three year period ending on February 26, 2016. Although the performance periods for the 2014 and 2015 PSUs have not ended, as of February 27, 2016, payouts under both performance periods were tracking at zero because the Company's relative total stockholder return as of that date was below the 30th percentile threshold. As required under SEC rules, the values shown in the Summary Compensation Table and Grants of Plan-Based Awards table in this and prior proxy statements with respect to the PSUs were higher, because they are based on grant-date fair value, not earned value.
Market Stock Units
We granted MSUs to each executive officer in 2010, 2011 and 2012. MSUs are restricted stock units that are earned three years from the date of grant, subject to the achievement of certain levels of total stockholder return over the performance period (the “Performance Period”). At the end of the Performance Period the actual number of MSUs earned is converted to shares of common stock based on the closing stock price on the vesting date. We do not pay current dividends on the shares of common stock underlying the MSUs; instead, the dividends are effectively “re-invested” as each of the executive officers is credited with an additional number of MSUs that have a fair market value (based on the closing stock price on the day the dividend is paid) equal to the amount of the dividend that would have been awarded for those shares.
Each executive officer was granted a target number of MSUs which is adjusted to reflect dividends paid during the Performance Period (the “Target Award”). The actual number of MSUs that was earned was equal to the Target Award multiplied by a conversion ratio. The conversion ratio was calculated by dividing (a) the 30-day average closing price of our common stock on the last day of the Performance Period plus reinvested dividends paid by (b) the 30-day average closing price of our common stock on the grant date. The Target Award was then multiplied by the conversion ratio. The maximum payout to an executive officer under an award was equal to 150% of the Target Award and no shares were earned if the conversion ratio was less than 50%. In 2015, our executive officers earned 150% of the Target Award based on our absolute total stockholder return over the Performance Period, which was the three years ended February 27, 2015.

4.	Perquisites and other benefits
We have never had a pension plan and we have very limited perquisites. Our named executive officers, along with all of our employees on a non-discriminatory basis, receive: (i) health and dental insurance with the Company paying 100% of the premiums, (ii) a $200,000 group term life insurance policy, and (iii) long-term and short-term disability coverage. We maintain a retirement savings plan for all of our employees under section 401(k) of the Code. All of our employees, including our named executive officers, benefit from the same company matching formula. In addition, subject to certain limitations, Mr. Brugger, as a member of our Board of Directors, is entitled to annual reimbursement of up to $10,000 of lodging, meals, parking and certain other expenses at all of our hotels and at other hotels.

We also have a deferred compensation plan that enables our named executive officers, as well as other senior management employees, to defer up to 100% of their cash and equity compensation. The amounts deferred are not included in the participant's current taxable income and, therefore, are not currently deductible by us. With respect to deferred cash compensation, the participants select from a limited number of mutual funds which serve as measurement funds, and the deferred amounts are increased or decreased to correspond to the market value of the mutual fund investments. Because the measurement funds are publicly traded securities, we do not consider any of the earnings credited under the deferred compensation plan to be "above market." We do not provide any matching contribution to any participant, although the plan does permit such contributions.
Severance Agreements
We have entered into severance agreements with each of our named executive officers. In structuring these agreements, our Compensation Committee reviewed the severance agreements and policies as well as the employment contracts for the eight largest lodging self-managed REITs that were then currently SEC reporting companies. In addition, F.W. Cook reviewed the proposed components of the severance agreements on behalf of our Compensation Committee and provided advice on current market practices and emerging best practices regarding severance agreements. Our Compensation Committee also engaged its own legal counsel to represent the Company in the negotiation of the form of severance agreements with management.
The severance agreements provide each named executive officer with certain severance benefits if his employment ends under certain circumstances. We believe that the severance agreements will benefit us by helping to retain the executives and by allowing them to focus on their duties without the distraction of the concern for their personal situations in the event of a termination of their employment, especially in connection with a possible change in control of the Company. Further detail regarding the severance agreements is provided as part of the Senior Executive Compensation Summary below.
Discussion of Certain Compensation Policies
Stock Ownership Policy for Senior Executives
We believe that it is important to align the interests of senior management with those of our stockholders. As one concrete step to ensure such alignment, we have a stock ownership policy for each of our senior executive officers, which is similar to the stock ownership policy for our non-executive directors.

Under our stock ownership policy, an ownership target is set for each of our named executive officers. The ownership target establishes, on an annual basis, the number of shares each covered executive should hold of Company stock. If an executive holds less than the ownership target, he or she is restricted from selling any Company stock until such time as he or she holds shares in excess of the ownership target, except as needed to pay personal taxes related to the vesting of equity compensation awards, and except for shares which the executive has purchased on the open market.
We count towards this ownership target only those shares that are owned by an executive, including shares purchased or awarded under our equity compensation program to the extent that such shares are fully vested and otherwise continue to be owned by the executive. The ownership target for an executive is determined by calculating a multiple (4 in the case of the Chief Executive Officer and 3 in the case of all other executive officers) of that executive’s base salary for the year and then dividing that result by the average closing price of the Company’s common stock during the first 10 trading days of the same calendar year ($8.96 per share for 2016). Messrs. Brugger, Mahoney and Tennis each hold shares in excess of their respective ownership target. Mr. Tanenbaum and Mr. Furbay, who have not sold any shares, each holds shares below the ownership target because he has not had sufficient time to accumulate shares equal to his respective ownership target.
Clawback Policy
Our Board of Directors has adopted a policy that, in the event of a restatement of our financial results, our Board of Directors will review all cash incentive plan compensation that was paid to the named executive officers on the basis of having met or exceeded specific performance targets for performance periods. If the bonuses paid pursuant to such cash incentive program compensation would have been lower had the bonuses been calculated based on such restated results, it is the policy of our Board of Directors to seek to recoup, for the benefit of the Company, the portion of the excess cash incentive program compensation that was received by any individual executive who engaged in fraud, intentional misconduct or illegal behavior in connection with the financial results that were restated. Notwithstanding anything stated or implied in the foregoing, our Board of Directors will, in its reasonable business judgment, decide whether to pursue such recoupment from an individual based on those factors that our Board of Directors believes to be reasonable.
Hedging, Short Sales, and Pledging Policies
Our board of directors has adopted policies pursuant to which members of the Board of Directors, each named executive officer and certain other executives are prohibited from selling any securities of the Company that are not owned at the time of the sale ("short sale"); purchasing or selling puts, calls or other derivative securities of the Company at any time; and pledging Company securities as collateral for a loan unless the Compensation Committee has given approval.
Tax Deductibility of Executive Compensation
Section 162(m) of the Code limits the deductibility on DiamondRock’s tax return of compensation over $1 million to certain of our corporate officers unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by our stockholders. Because DiamondRock is a real estate investment trust that generally does not pay corporate income taxes, the loss of deductibility of compensation does not have a significant adverse impact on us. In 2015, $5.0 million was not deductible under Section 162(m).
Changes to Our Program for 2016
Our Compensation Committee made the following changes to our program design and structure for 2016 to better support our strategic and financial objectives.
For the cash incentive compensation program for 2016, our Compensation Committee decided to eliminate the Hotel Market Share Performance component, which instead will be a component of the Performance Share Units, and to increase the AFFO Per Share component from 70% to 75% of the Cash Incentive Compensation Program.
For PSUs issued in 2016 and vesting in 2019, our Compensation Committee modified the criteria for determining the amount of PSUs earned at the end of the three-year performance period. The calculation of total stockholder return relative to the total stockholder return of a peer group over a three-year performance period will remain in effect for determining seventy-five percent (75%) of the number of PSUs earned in a performance period. The remaining twenty-five percent (25%) will be determined based on achieving improvement in the market share for each of the Company's hotels over the three-year performance period. Our Compensation Committee made this change to incorporate an operational metric into the long-term incentive compensation program, and they determined that hotel market share improvement was more significant as an operational metric if measured over a multi-year period than over a single year.

COMPENSATION COMMITTEE REPORT OF EXECUTIVE COMPENSATION
The undersigned members of the Compensation Committee of the Board of Directors of DiamondRock Hospitality Company submit this report in connection with our review of the Compensation Discussion and Analysis section of the Proxy Statement for the fiscal year ended December 31, 2015.
The Compensation Committee notes that we have oversight responsibilities only. We rely without independent verification on the information provided to us and on the representations made by management. Accordingly, our oversight does not provide an independent basis to determine whether the Compensation Discussion and Analysis section of the Proxy Statement is accurate and complete. We also note that management has the primary responsibility for the preparation of the Compensation Discussion and Analysis section of the Proxy Statement.
We, however, have reviewed the Compensation Discussion and Analysis and have discussed it with management; and in reliance on the reviews and discussions referred to above, we recommended to our Board of Directors that the Compensation Discussion and Analysis section of this Proxy Statement be included in the Proxy Statement.

Submitted by the Compensation Committee

Daniel J. Altobello, Chairman
Timothy R. Chi
W. Robert Grafton
Maureen L. McAvey
Gilbert T. Ray
Bruce D. Wardinski

EXECUTIVE OFFICER COMPENSATION SUMMARY

Summary Compensation Table

The following table sets forth the information required by Item 402 of Regulation S-K promulgated by the Securities and Exchange Commission. The amounts shown represent the compensation paid to our named executive officers for the years shown as consideration for services rendered to the Company.

With respect to long-term equity incentive awards, the dollar amounts indicated in the table under “Share Awards” are the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. With respect to performance-based restricted share awards, the dollar value computed is based on the probable outcome of the performance conditions as of the grant date of the award.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation($)(4)	Total ($)
Mark W. Brugger	2015	765,000	2,750,000	1,206,660	34,606	4,756,266
President and Chief Executive Officer	2014	725,000	2,400,000	1,390,260	35,345	4,550,605
	2013	725,000	2,400,000	999,889	33,849	4,158,738
Sean M. Mahoney	2015	412,000	900,000	433,241	34,606	1,779,847
Executive Vice President and Chief Financial Officer	2014	400,000	800,000	511,360	35,345	1,746,705
	2013	386,000	800,000	385,428	33,849	1,605,277
Robert D. Tanenbaum	2015	412,000	675,000	433,241	32,882	1,553,123
Executive Vice President and Chief Operating Officer(1)	2014	400,000	600,000	511,360	33,555	1,544,915
	2013	300,000	700,000	300,923	30,005	1,330,928
Troy G. Furbay	2015	402,000	425,000	422,725	32,882	1,282,607
Executive Vice President and Chief Investment Officer (2)	2014	283,750	600,000	346,954	26,317	1,257,021
	2013	—	—	—	—	—
William J. Tennis	2015	361,000	550,000	379,612	32,882	1,323,494
Executive Vice President and General Counsel	2014	350,000	550,000	447,440	33,555	1,380,995
	2013	340,000	550,000	339,496	28,011	1,257,507

(1)	Mr. Tanenbaum's employment with the Company commenced on April 1, 2013 and he was appointed Chief Operating Officer effective May 1, 2013.

(2)	Mr. Furbay's employment with the Company commenced on April 9, 2014 and he was appointed Chief Investment Officer on May 6, 2014.

(3)
The amounts reported under this column include time-based restricted stock awards and performance-based stock awards (PSUs), which are described above under the heading "3. Long-Term Incentive Compensation." The assumptions used in determining the grant date fair values of the equity awards are set forth in Note 7 to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2015. The table above shows the grant date fair value of the PSUs based on probable outcome. The value of the PSUs is dependent on the Company's performance over a three-year period and there is no assurance that the awards will be earned. The maximum dollar value of the PSUs granted in 2015 are as follows: Mr. Brugger - $2,062,500, Mr. Mahoney - $675,000 , Mr. Tanenbaum - $506,250, Mr. Furbay - $318,750 and Mr. Tennis - $412,500.

(4)
All other compensation represents the employer 401(k) match, health insurance premiums, life insurance premiums and reimbursement of certain compensatory payments to our executive officers and, for Mr. Brugger who is also a director, reimbursement for lodging, meals and certain other expenses at hotels either owned by us or other hotels. In addition to the perquisites and other benefits set forth below, Messrs. Brugger and Tanenbaum received certain travel benefits in 2015 of less than $10,000 each. The following chart sets forth the perquisites and all other benefits received by our executive officers during 2015. The components of all other compensation for 2013 and 2014 for each of the executives were reported in our 2014 and 2015 proxy statements, respectively.

	Perquisites	Other Benefits
Name	Hotel Reimbursement	401-K Employer Match	Medical and Dental Insurance Premiums	Life Insurance Premiums
Mark W. Brugger	$—	$10,600	$23,610	$396
Sean M. Mahoney	n/a	$10,600	$23,610	$396
Robert D. Tanenbaum	n/a	$10,600	$21,886	$396
Troy G. Furbay	n/a	$10,600	$21,886	$396
William J. Tennis	n/a	$10,600	$21,886	$396

Grants of Plan-Based Awards

The following table sets forth information with respect to plan-based incentive awards granted in 2015 to our named executive officers.

Name	Grant Date	Estimated Future Payouts Under Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
								All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mark W. Brugger		459,000	918,000	1,836,000	—	—	—	—	—
	2/27/2015	—	—	—	—	—	—	94,959	1,375,000
	2/27/2015	—	—	—	56,677	113,355	170,032	—	1,375,000
Sean M. Mahoney		164,800	329,600	659,200	—	—	—	—	—
	2/27/2015	—	—	—	—	—	—	31,077	450,000
	2/27/2015	—	—	—	18,549	37,098	55,647	—	450,000
Robert D. Tanenbaum		164,800	329,600	659,200	—	—	—	—	—
	2/27/2015	—	—	—	—	—	—	23,308	337,500
	2/27/2015	—	—	—	13,912	27,824	41,736	—	337,500
Troy G. Furbay		160,800	321,600	643,200	—	—	—	—	—
	2/27/2015	—	—	—	—	—	—	14,675	212,500
	2/27/2015	—	—	—	8,759	17,519	26,278	—	212,500
William J. Tennis		144,400	288,800	577,600	—	—	—	—	—
	2/27/2015	—	—	—	—	—	—	18,992	275,000
	2/27/2015	—	—	—	11,335	22,671	34,006	—	275,000

(1)
At a compensation committee meeting held on February 17, 2016, we awarded each of our named executive officers, pursuant to the 2015 cash incentive compensation program, the following amounts: Mr. Brugger — $1,206,660; Mr. Mahoney — $433,241; Mr. Tanenbaum — $433,241; Mr. Furbay — $422,725 and Mr. Tennis — $379,612. These amounts are reported as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

(2)	Represents PSU awards. See “3. Long-Term Incentive Compensation” above for a description of the PSU awards.

(3)	Represents restricted stock awards, which vest in three annual installments beginning February 27, 2016.

(4)	Represents the grant date fair value of the PSU awards as determined in accordance with FASB ASC Topic 718 using the Monte Carlo simulation method.

Outstanding Equity Awards

The following table sets forth information with respect to outstanding equity awards held by the named executive officers as of December 31, 2015. The aggregate dollar values indicated in the table below for equity incentive plan awards are the market or payout values and not the ASC 718 values or the compensation expense recognized by the Company on its financial statements for fiscal year 2015 with respect to its long-term equity incentive plan awards.

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Excercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(4) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value Of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)
Mark W. Brugger	—	—	—		203,373	1,962,549	294,427	2,841,221
Sean M. Mahoney	20,770	—	12.59	3/4/2018	67,215	648,625	97,429	940,190
Robert D. Tanenbaum	—	—	—		61,289	591,439	59,028	569,620
Troy G. Furbay	—	—	—		33,711	325,311	18,163	175,273
William J. Tennis	—	—	—		43,837	423,027	64,045	618,034

(1)	Represents Stock Appreciation Rights issued in 2008, which are fully vested and expire in 2018.

(2)	Based on the closing price of our common stock on December 31, 2015, which was $9.65.

(3)
Represents PSU awards, which are described at “3. Long-Term Incentive Compensation” above. The number of units assumes the performance period ended on December 31, 2015 and the executive earned 128.4% of target for the 2013 PSU awards, 0% of target for the 2014 PSU awards, and 100.8% of target for the 2015 PSU awards.

(4)The restricted stock awards vest on the following schedule:

Name	Date of Grant	Number of Shares Remaining to Vest	Vesting Date
Mark W. Brugger	March 5, 2013	44,053 shares	February 27, 2016
	March 3, 2014	32,180 shares	February 27, 2016
	March 3, 2014	32,181 shares	February 27, 2017
	February 27, 2015	31,653 shares	February 27, 2016
	February 27, 2015	31,653 shares	February 27, 2017
	February 27, 2015	31,653 shares	February 27, 2018
Sean M. Mahoney	March 5, 2013	14,685 shares	February 27, 2016
	March 3, 2014	10,727 shares	February 27, 2016
	March 3, 2014	10,726 shares	February 27, 2017
	February 27, 2015	10,359 shares	February 27, 2016
	February 27, 2015	10,359 shares	February 27, 2017
	February 27, 2015	10,359 shares	February 27, 2018
Robert D. Tanenbaum	May 15, 2013	7,411 shares	February 27, 2016
	November 13, 2013	7,240 shares	February 27, 2016
	November 13, 2013	7,240 shares	February 27, 2017
	March 3, 2014	8,045 shares	February 27, 2016
	March 3, 2014	8,045 shares	February 27, 2017
	February 27, 2015	7,769 shares	February 27, 2016
	February 27, 2015	7,769 shares	February 27, 2017
	February 27, 2015	7,770 shares	February 27, 2018
Troy G. Furbay	May 15, 2014	6,345 shares	February 27, 2016
	May 15, 2014	6,345 shares	February 27, 2017
	May 15, 2014	6,346 shares	February 27, 2018
	February 27, 2015	4,892 shares	February 27, 2016
	February 27, 2015	4,892 shares	February 27, 2017
	February 27, 2015	4,891 shares	February 27, 2018
William J. Tennis	March 5, 2013	10,096 shares	February 27, 2016
	March 3, 2014	7,375 shares	February 27, 2016
	March 3, 2014	7,374 shares	February 27, 2017
	February 27, 2015	6,331 shares	February 27, 2016
	February 27, 2015	6,331 shares	February 27, 2017
	February 27, 2015	6,330 shares	February 27, 2018

Option Exercises and Stock Vested for the year ended December 31, 2015

Name	Number of Shares Acquired on Exercise of Stock Appreciation Rights	Value Realized on Exercise of Stock Appreciation Rights	Number of Shares Acquired on Vesting of Restricted Stock Awards	Number of Shares Acquired on Vesting of MSUs	Value Realized on Vesting
Mark W. Brugger	—	$—	127,046	74,099	$2,912,580
Sean M. Mahoney	—	$—	42,180	24,452	$964,831
Robert D. Tanenbaum	—	$—	22,696	—	$328,638
Troy G. Furbay	—	$—	6,345	—	$91,876
William J. Tennis	—	$—	30,174	18,528	$705,205

(1)	The number of shares acquired and the value of those shares do not reflect the withholding of shares to satisfy federal and state income tax withholdings.
Nonqualified Deferred Compensation Plan
In 2014, our Board of Directors approved the implementation of a deferred compensation plan that enables our named executive officers, as well as other senior management employees, to defer up to 100% of their cash and equity compensation. We do not have a pension plan.
The following table shows the deferrals made by our named executive officers to the deferred compensation plan during the year ended December 31, 2015, the earnings (losses) and withdrawals/distributions during the year, and the aggregate account balance under the deferred compensation plan as of December 31, 2015.

Name	Executive Contributions in 2015(1)	Company Contributions in 2015	Aggregate Earnings in 2015	Aggregate Withdrawals/Distributions	Aggregate Balance at 12/31/2015
Mark W. Brugger	$138,315	$—	$(1,960)	$—	$141,944
Sean M. Mahoney	$—	$—	$—	$—	$—
Robert D. Tanenbaum	$—	$—	$—	$—	$—
Troy G. Furbay	$100,000	$—	$(3,904)	$—	$99,096
William J. Tennis	$125,666	$—	$(3,672)	$—	$130,796

(1)
Reflects the deferral of base salary and/or annual cash incentive compensation received in 2015 under the deferred compensation plan. Such amounts are included in the salary column of the Summary Compensation Table under the year 2015.

Benefits under the deferred compensation plan are generally paid in a lump sum upon the participant's termination of employment prior to retirement, death or in a lump sum or annual installments for a period of up to ten years (as previously selected by the participant) upon the participant's retirement. Payments will generally start or be made in January following the year of termination or retirement. Participants may also, at the time of deferral, elect a fixed distribution date, which must be at least five years after the end of the calendar year in which amounts are deferred.
Severance Agreements
Pursuant to the severance agreements in place with each of our named executive officers, each of them will be entitled to receive cash severance benefits under his severance agreement if we terminate such executive’s employment without cause or such executive resigns with good reason. These severance agreements have so-called “double triggers” as the executives are not entitled to receive any cash severance benefits if, following a change of control, they remain in their position or they resign without demonstrating good reason. If the executive officers are entitled to receive cash severance benefits, they will receive a lump sum payment equal to three times, with respect to Mr. Brugger, or two times, with respect to each of the other executive officers, the sum of (x) his then current base salary and (y) his target bonus under our annual cash incentive compensation program.

In addition, if we terminate such executive’s employment without cause or such executive resigns with good reason, or if the executive dies or becomes disabled, the executive (or his family) will be entitled to (i) a pro-rated bonus for the year of termination under our cash incentive program at target, (ii) continued life, health and disability insurance coverage for himself, his spouse and dependents for eighteen months and (iii) in the cases of death or disability, the immediate vesting of any unvested portion of any restricted stock or PSU award previously issued to the executive. If we terminate the executive's employment without cause or such executive resigns with good reason, the executive can retain his PSUs, but he will not receive any shares until the end of the performance period and the number of shares issued will equal the target amount. In addition, Stock Appreciation Rights (SARs) and Dividend Equivalent Rights (DERs) granted in 2008 may be exercised by the holder, or his estate, until the expiration dates of such awards. Following a change in control, if an executive is terminated without cause or resigns for good reason, the SARs and DERs may continue to be exercised until the earlier of the expiration date of the award or the fifth anniversary of the vesting. Upon a change in control, regardless of whether there has been a termination of employment, the Company will determine the number of PSUs earned based on the performance as of the date immediately prior to the change in control, but such awards may remain subject to service vesting for the remainder of the performance period, which vesting will be accelerated if there is a subsequent involuntary termination.
In the event that the executive retires and has been designated as an eligible retiree by our Board of Directors, the executive will be eligible to continue to vest in any outstanding unvested restricted stock awards and PSUs, but the executive will not receive any cash severance or any continued life, health, or disability coverage for himself or his spouse or dependents.
For the agreements entered into prior to 2009, which include the agreements for Messrs. Brugger and Mahoney, in the event that the severance benefits described above are paid in connection with a change in control of the Company and deemed “excess parachute payments” under Section 280G of the Code, the executives, may be eligible to receive a tax “gross up” payment equal to the additional taxes, if any, imposed on the executive under Section 4999 of the Code in respect of such excess parachute payments. This excise tax gross up is available only to the extent that the value of the severance benefits payable to an executive equals or exceeds 110% of the maximum amount the executive could have received without being subject to any excise tax under Section 4999 of the Code (the “safe harbor”). In the event that the value of the severance benefits payable to an executive is subject to the excise tax but does not equal or exceed 110% of the “safe harbor”, the amount of the severance benefits will be reduced to an amount that does not trigger excise taxes. Under the agreements for Messrs. Tennis, Tanenbaum and Furbay, no excise tax gross-up protection is provided.
The following table sets forth a summary of our payment obligations pursuant to the severance agreements:

	Terminated For Cause or Resigned Without Good Reason(1)(2)	Death or Disability	Terminated without Cause or Resigned with Good Reason(1)(2)	Retirement (3)
Pro-rated cash incentive plan compensation at target	No	Yes	Yes	Yes
Cash severance	No	No	Yes	No
Continued medical and dental benefits	No	Yes	Yes	No
Continued vesting of restricted stock	No	No	No	Yes
Immediate vesting of restricted stock	No	Yes	Yes	No
Continued vesting of PSUs	No	No	Yes	Yes
Immediate vesting of PSUs	No	Yes	No	No
Modified tax-gross up	N.A.	N.A.	(4)	N.A

(1)
“Cause” shall mean a determination by our Board of Directors in good faith that any of the following events have occurred: (i) indictment of the executive of, or the conviction or entry of a plea of guilty or nolo contendere by the executive to, any felony or misdemeanor involving moral turpitude (and in the case of Mr. Tennis, failure to be admissible as a member of the bar of any state); (ii) the executive engaging in conduct which constitutes a material breach of a fiduciary duty or duty of loyalty, including without limitation, misappropriation of our funds or property other than the occasional, customary and de minimis use of our property for personal purposes; (iii) the executive’s willful failure or gross negligence in the performance of his assigned duties, which failure or gross negligence continues for more than 15 days following the executive’s receipt of written notice of such willful failure or gross negligence from our Board of Directors; (iv) any act or omission of the executive that has a demonstrated and material adverse impact on our reputation for honesty and fair dealing or any other conduct of the executive that would reasonably be expected to result in material injury to our reputation; or (v) willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by us to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials.

(2)
“Good Reason” for termination shall mean the occurrence of one of the following events, without the executive’s prior written consent: (i) a material diminution in the executive’s duties or responsibilities or any material demotion from the executive’s current position with us, including, without limitation: (A) if the executive is the Chief Executive Officer (or CEO), either discontinuing his direct reporting to our Board of Directors or a committee thereof or discontinuing the direct reporting to the CEO by each of the senior executives responsible for finance, legal, acquisition and operations or (B) if the executive is not the CEO, discontinuing the executive reporting directly to the CEO; (ii) if the executive is a member of our Board of Directors, our failure to nominate the executive as one of our directors; (iii) a requirement that the executive work principally from a location outside the 50-mile radius from our current address, except for required travel on our business to the extent substantially consistent with the executive’s business travel obligations as of the date of the agreement; (iv) failure to pay the executive any compensation or benefits or to honor any indemnification agreement to which the executive is entitled within 15 days of the date due; or (v) the occurrence of any of the following events or conditions in the year immediately following a change in control: (A) a reduction in the executive’s annual base salary or annual cash incentive plan opportunity as in effect immediately prior to the change in control; (B) the failure by us to obtain an agreement, reasonably satisfactory to the executive, from any of our successors or assigns to assume and agree to adopt the severance agreement for a period of at least two years from the change in control.

(3)	“Retirement” shall mean a retirement by the executive if the executive has been designated as an eligible retiree by our Board of Directors, in its sole discretion.

(4)
Messrs. Brugger and Mahoney are eligible to receive a modified excise tax gross-up, which is only applicable if the executive is terminated without cause or resigns for good reason following a change in control. Messrs. Tennis, Tanenbaum and Furbay are not entitled to receive an excise tax gross up.

Cost of Termination under Severance Agreements
The following chart sets forth the cost that we would have incurred if each of our executive officers were terminated as of December 31, 2015 under the terms of our severance agreements, assuming a stock price of $9.65, the closing price of our common stock on December 31, 2015:

	Cash Severance	Prorated Target Bonus for Year of Termination	Continued Medical and Dental Benefits(1)	Value of Unvested Shares(2)	Value of Unvested PSUs(3)	Cost of Excise Tax Gross Up(4)	Total Cost of Termination
Terminated For Cause or Resigned without Good Reason
Mark W. Brugger	$—	$—	$—	100% forfeited	100% forfeited	n.a.	$—
Sean M. Mahoney	$—	$—	$—	100% forfeited	100% forfeited	n.a.	$—
Robert D. Tanenbaum	$—	$—	$—	100% forfeited	100% forfeited	n.a.	$—
Troy G. Furbay	$—	$—	$—	100% forfeited	100% forfeited	n.a.	$—
William J. Tennis	$—	$—	$—	100% forfeited	100% forfeited	n.a.	$—
							$—
Terminated without Cause or Resigned with Good Reason (without a change of control)
Mark W. Brugger	$5,049,000	$918,000	$36,009	$2,098,242	$2,841,221	n.a.	$10,942,472
Sean M. Mahoney	$1,483,200	$329,600	$36,009	$693,640	$940,190	n.a.	$3,482,639
Robert D. Tanenbaum	$1,483,200	$329,600	$33,423	$633,105	$569,620	n.a.	$3,048,948
Troy G. Furbay	$1,447,200	$321,600	$33,423	$343,806	$175,273	n.a.	$2,321,302
William J. Tennis	$1,299,600	$288,800	$33,423	$453,085	$618,034	n.a.	$2,692,942
							$22,488,303
Terminated without Cause or Resigned with Good Reason (following a change of control)
Mark W. Brugger	$5,049,000	$918,000	$36,009	$2,098,242	$2,841,221	$—	$10,942,472
Sean M. Mahoney	$1,483,200	$329,600	$36,009	$693,640	$940,190	$—	$3,482,639
Robert D. Tanenbaum(5)	$800,814	$329,600	$33,423	$633,105	$569,620	n.a.	$2,366,562
Troy G. Furbay	$1,447,200	$321,600	$33,423	$343,806	$175,273	n.a.	$2,321,302
William J. Tennis	$1,299,600	$288,800	$33,423	$453,085	$618,034	n.a.	$2,692,942
							$21,805,917
Death or Disability
Mark W. Brugger	$—	$918,000	$36,009	$2,098,242	$2,841,221	n.a.	$5,893,472
Sean M. Mahoney	$—	$329,600	$36,009	$693,640	$940,190	n.a.	$1,999,439
Robert D. Tanenbaum	$—	$329,600	$33,423	$633,105	$569,620	n.a.	$1,565,748
Troy G. Furbay	$—	$321,600	$33,423	$343,806	$175,273	n.a.	$874,102
William J. Tennis	$—	$288,800	$33,423	$453,085	$618,034	n.a.	$1,393,342
							$11,726,103
Retirement
Mark W. Brugger	$—	$918,000	$—	$2,098,242	$2,841,221	n.a.	$5,857,463
Sean M. Mahoney	$—	$329,600	$—	$693,640	$940,190	n.a.	$1,963,430
Robert D. Tanenbaum	$—	$329,600	$—	$633,105	$569,620	n.a.	$1,532,325
Troy G. Furbay	$—	$321,600	$—	$343,806	$175,273	n.a.	$840,679
William J. Tennis	$—	$288,800	$—	$453,085	$618,034	n.a.	$1,359,919
							$11,553,816

(1)
The cost of the medical and dental insurance is based on the average cost paid by us for health insurance for a family with dependent children during 2015. The actual amount will vary based on the cost of health insurance at the time of termination whether the individual is single or married and whether the individual has dependent children.

(2)
Represents the value of the unvested shares as of December 31, 2015 calculated using $9.65 per share, the closing price of our common stock on December 31, 2015, and unvested cash dividends on those shares.

(3)
For valuation purposes, we have assumed the December 31, 2015 stock price of $9.65, the 2013 PSU awards would be earned at 128.4% of target, the 2014 PSU awards would be earned at 0% of target and the 2015 PSU awards would be earned at 100.8% of target. However, except in the case of a change in control, PSUs will not be earned and converted into shares of common stock until the end of the performance period.

(4)
The cost of the excise tax gross up is an estimate based on a number of assumptions, including: (i) DiamondRock is subject to a change of control on December 31, 2015, (ii) all the named executive officers are terminated on December 31, 2015 without cause following that change of control, (iii) all the named executive officers receive cash incentive compensation for 2015 using the target percentage for each executive officer and (iv) the change of control occurs at a price equal to our closing stock price on December 31, 2015.

(5)	The amount of severance benefits for Mr. Tanenbaum is subject to the excise tax, therefore his cash severance has been reduced by $682,386 so that the payment does not trigger the excise tax.

The severance agreements contain non-competition covenants that apply during the term and for 12 months after the expiration or termination of such executive’s employment with us to the extent that the executive receives a cash severance payment. The non-competition covenants restrict the executives from working for any lodging-oriented real estate investment company located in the United States. The non-competition covenants will not apply following a change of control.

INFORMATION ABOUT OUR INDEPENDENT ACCOUNTANTS
KPMG LLP served as our independent accountants for the fiscal years ended December 31, 2015 and 2014. Aggregate fees for professional services rendered by KPMG LLP for the years ended December 31, 2015 and 2015 were as follows:

	2015	2014
Audit Fees
Recurring audit(1)	$598,000	$613,306
Quarterly reviews	90,000	75,000
Comfort letters, consents and assistance with documents filed with the SEC	120,103	94,174
Subtotal	808,103	782,480
Tax Fees	—	—
All Other Fees	—	—
Total	$808,103	$782,480

(1)
2015 amount includes $526,000 of recurring audit fees, $34,000 of fees for audits required by lenders and others and $38,000 of additional fees related to acquisitions during the year. 2014 amount includes $386,000 of recurring audit fees, $119,000 of fees for audits required by lenders and others and $108,306 of additional fees related to acquisitions and dispositions during the year.

Auditor Fees Policy
Our Audit Committee has adopted a policy concerning the pre-approval of audit and non-audit services to be provided by KPMG LLP, our independent accountants. The policy requires that all services provided by KPMG LLP to us, including audit services, audit-related services, tax services and other services, must be pre-approved by our Audit Committee. In some cases, pre-approval is provided by the full Audit Committee for up to a year, and relates to a particular category or group of services and is subject to a particular budget. In other cases, specific pre-approval is required. Our Audit Committee has delegated authority to the Chairman of the Audit Committee to pre-approve additional services, and any such pre-approvals must then be communicated to the full Audit Committee. Our Audit Committee approved all audit and non-audit services provided to us by KPMG LLP during 2015 and 2014. We believe the individuals who were not KPMG LLP’s full-time, permanent employees performed less than 50% of the hours expended by KPMG LLP during the audit of our financial statements.
Policy for Hiring Members of our Audit Engagement Team
Our Audit Committee has a policy regarding the hiring of audit engagement team members to address the potential for impairment of auditor independence when partners and other members of our audit engagement team accept employment with us. Under the policy, we may not hire any individuals below the partner level who were members of our audit engagement team within two years of completion of the most recent audit in which they participated. In addition, we may not hire any partners who were members of our audit engagement team within three years of completion of the most recent audit in which they participated. In all such cases, our Audit Committee must determine that the relationship is in the best interests of stockholders. In addition, we may not appoint a director who is affiliated with, or employed by, our present or former auditor until three years after the affiliation or auditing relationship has ended.
Other Company Accountants and Auditors
We have engaged PWC LLP as our internal auditors. The purpose of the internal audit program is to provide our Audit Committee and our management with ongoing assessments of our risk management processes and to review the effectiveness and design of internal controls at our properties and our corporate office. Aggregate fees for professional services rendered by PWC LLP for the years ended December 31, 2015 and 2014 were as follows:

	2014	2014

Internal audit	$410,000	$390,000
Other fees	—	—
Total	$410,000	$390,000
Our Audit Committee approved all audit and non-audit services provided to us by PWC LLP during 2015 and 2014.

AUDIT COMMITTEE REPORT
The undersigned members of the Audit Committee of the Board of Directors of DiamondRock Hospitality Company (or DiamondRock) submit this report in connection with the Audit Committee’s review of the financial reports for the fiscal year ended December 31, 2015. We note that we have oversight responsibilities only and that we are not acting as experts in accounting and auditing. We rely without independent verification on the information provided to us and on the representations made by management and the independent auditors. Accordingly, our oversight does not provide an independent basis to determine that DiamondRock’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States or that the audit of DiamondRock’s consolidated financial statements by independent auditors has been carried out in accordance with auditing standards generally accepted in the United States. Management has the primary responsibility for the preparation, presentation and integrity of DiamondRock’s 2015 consolidated financial statements and the overall reporting process, including the systems of internal control, and has represented to us that DiamondRock’s 2015 consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The independent registered public accounting firm is responsible for auditing our financial statements. We:

1.	have reviewed and discussed with management and KPMG LLP the audited financial statements for DiamondRock for the fiscal year ended December 31, 2015;

2.
have discussed with representatives of KPMG LLP the matters required to be discussed with them under the provisions of PCAOB Auditing Standard No. 16 (Communication with Audit Committees), as modified or supplemented; and

3.
have received the written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and have discussed with KPMG LLP the auditors’ independence from the Company and management.

In reliance on the reviews and discussions referred to above, we recommended to our Board of Directors that the audited financial statements be included in DiamondRock’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for filing with the SEC.

Submitted by the Audit Committee:

W. Robert Grafton, Chairperson
Daniel J. Altobello
Timothy Chi
Maureen L. McAvey
Gilbert T. Ray
Bruce D. Wardinski

PRINCIPAL AND MANAGEMENT STOCKHOLDERS
The table below shows the amount of our common stock beneficially owned as of March 1, 2016 by (i) each director and nominee for director, (ii) our Chief Executive Officer, our Chief Financial Officer and the three other most highly compensated executive officers of the Company whose compensation exceeded $100,000 during the fiscal year ended December 31, 2015 (the “named executive officers”), (iii) all of our directors, director nominees and named executive officers as a group; and (iv) each person known by us to be the beneficial owner of more than 5% of our outstanding common stock (the “5% Holders”). Such information with regard to 5% Holders is based on a review of statements filed with the SEC pursuant to Sections 13(d), 13(f) and 13(g) of the Exchange Act with respect to our common stock.
The number of shares of common stock “beneficially owned” by each stockholder is determined under rules issued by the SEC regarding the beneficial ownership of securities. This information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership of common stock includes (i) any shares as to which the person or entity has sole or shared voting power or investment power and (ii) any shares as to which the person or entity has the right to acquire beneficial ownership within 60 days after March 1, 2016, including any shares which could be purchased by the exercise of options at or within 60 days after March 1, 2016.
Each executive officer of the Company may vote his or her unvested shares of restricted stock so they are deemed to be “beneficially owned” by the relevant executive officer under the relevant SEC rules. However, the directors and executive officers have no right to vote the shares of common stock underlying the deferred stock units granted to them, as such deferred stock units merely represent our unsecured obligation to deliver such underlying shares in the future; thus such underlying shares are not deemed to be “beneficially owned” by the relevant director.
Unless otherwise indicated, all shares are owned directly, and the indicated individual has sole voting and investment power. Unless otherwise indicated, the address of each named person is c/o DiamondRock Hospitality Company, 3 Bethesda Metro Center, Suite 1500, Bethesda, MD 20814.

Name of Beneficial Owner	Beneficial Ownership Number of Shares		Percent (1)
Directors and named executive officers:
William W. McCarten	351,509	(2)	*
Mark W. Brugger	1,018,982	(3)	*
Daniel J. Altobello	68,710		*
W. Robert Grafton	35,145	(4)	*
Timothy Chi	6,532		*
Maureen L. McAvey	33,106	(5)	*
Gilbert T. Ray	11,268	(6)	*
Bruce D. Wardinski	21,946		*
Sean M. Mahoney	396,481	(7)	*
Robert D. Tanenbaum	154,094	(8)	*
Troy G. Furbay	99,301	(9)	*
William J. Tennis	181,114	(10)	*
Directors and named executive officers as a group (12 persons)	2,378,188		1.2%
5% Holders:
The Vanguard Group, Inc.(11)	29,422,859		14.6%
BlackRock Inc.(12)	24,859,897		12.3%
Invesco Ltd.(13)	21,517,151		10.7%
Cohen & Steers, Inc.(14)	18,398,825		9.1%
Vanguard Specialized Funds—Vanguard REIT Index Fund(15)	14,481,998		7.2%
JPMorgan Chase & Co.(16)	14,124,237		7.0%
Daiwa Asset Management Co. Ltd(17)	12,995,089		6.4%
FMR, LLC(18)	11,780,296		5.8%

* Represents less than 1% of the number of shares of common stock outstanding as of March 1, 2016.

(1)
Calculated using 201,528,673 shares of common stock outstanding as of March 1, 2016, which includes all unvested shares of restricted stock. There were no additional adjustments required by Rule 13d-3(d)(1)(i) of the Exchange Act as no executive officer or director has any right to acquire shares within 60 days in a manner similar to those rights set forth in Rule 13d-3(d)(1)(i) of the Exchange Act.

(2)	In accordance with the SEC rules, this does not include 6,058 deferred stock units granted to Mr. McCarten.

(3)
Mr. Brugger’s shares include (i) 249,808 shares of unvested restricted stock granted to him under our 2004 Stock Option and Incentive Plan, as amended (the “Incentive Plan”) and (ii) 769,174 shares of our common stock owned by him. In accordance with the SEC rules, this does not include 156,675 deferred stock units or _______ PSUs granted to Mr. Brugger.

(4)	In accordance with the SEC rules, this does not include 34,556 deferred stock units granted to Mr. Grafton.

(5)	In accordance with the SEC rules, this does not include 34,574 deferred stock units granted to Ms. McAvey.

(6)	In accordance with the SEC rules, this does not include 40,817 deferred stock units granted to Mr. Ray.

(7)
Mr. Mahoney’s shares include (i) 81,949 shares of unvested restricted stock granted to him under our Incentive Plan, (ii) 293,762 shares of our common stock owned by him and (iii) 20,770 Stock Appreciation Rights issued on March 4, 2008. In accordance with the SEC rules, this does not include 52,033 deferred stock units or _______ PSUs granted to Mr. Mahoney.

(8)
Mr. Tanenbaum's shares include (i) 113,596 shares of unvested restricted stock granted to him under our Incentive Plan and (ii) 40,498 shares of our common stock owned by him. In accordance with the SEC rules, this does not include 29,009 deferred stock units or _______ PSUs granted to Mr. Tanenbaum.

(9)
Mr. Furbay's shares include (i) 91,217 shares of unvested restricted stock granted to him under our Incentive Plan and (ii) 8,084 shares of our common stock owned by him. In accordance with the SEC rules, this does not include 4,892 deferred stock units or _______ PSUs granted to Mr. Furbay.

(10)
Mr. Tennis’ shares include (i) 50,899 shares of unvested restricted stock granted to him under our Incentive Plan and (ii) 130,215 shares of our common stock owned by him. In accordance with the SEC rules, this does not include 34,892 deferred stock units or _______ PSUs granted to Mr. Tennis.

(11)
Based solely on information contained in a Schedule 13G/A filed by The Vanguard Group, Inc., on behalf of itself and certain of its affiliates, with the SEC on February 11, 2016. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

(12)
Based solely on information contained in a Schedule 13G/A filed by BlackRock, Inc., on behalf of itself and certain of its affiliates, with the SEC on January 8, 2016. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(13)
Based solely on information contained in a Schedule 13G/A filed by Invesco Ltd., on behalf of itself and certain of its affiliates, with the SEC on February 9, 2016. The address of Invesco Ltd. is 1555 Peachtree Street NE, Suite 1800, Atlanta, GA 30309.

(14)
Based solely on information contained in a Schedule 13G/A filed by Cohen & Steers, Inc., on behalf of itself and certain of its affiliates, with the SEC on February 16, 2016. The address of Cohen & Steers, Inc. is 280 Park Avenue, 10th Floor, New York, NY 10017.

(15)
Based solely on information contained in a Schedule 13G/A filed by Vanguard Specialized Funds — Vanguard REIT Index Fund, on behalf of itself and certain of its affiliates, with the SEC on February 9, 2016. The address of Vanguard Specialized Funds — Vanguard REIT Index Fund is 100 Vanguard Blvd., Malvern, PA 19355.

(16)
Based solely on information contained in a Schedule 13G/A filed by JPMorgan Chase & Co., on behalf of itself and certain of its affiliates, with the SEC on January 13, 2016. The address of JPMorgan Chase & Co. is 270 Park Avenue, New York, NY 10017.

(17)
Based solely on information contained in a Schedule 13G/A filed by Daiwa Asset Management Co. Ltd, on behalf of itself and certain of its affiliates, with the SEC on January 27, 2016. The address of Daiwa Asset Management Co. Ltd is GranTokyo North Tower, 9-1 Marunouchi 1-Chome, Chiyoda-ku, Tokyo, Japan 100-6753.

(18)
Based solely on information contained in a Schedule 13G filed by FMR, LLC, on behalf of itself and certain of its affiliates, with the SEC on February 12, 2016. The address of FMR, LLC is 245 Summer Street, Boston, MA 02210.

Related Party Transactions
There were no related party transactions during 2015. For a description of our policies and procedures with regard to related party transactions, please see “Corporate Governance Principles and Board Matters — Other Corporate Governance Matters  — Conflicts of Interest” elsewhere in this proxy statement.

Compensation Committee Interlocks and Insider Participation
During 2015, our Compensation Committee consisted of Messrs. Altobello, Chi, Grafton, Ray and Wardinski and Ms. McAvey. None of them has served as an officer or employee of DiamondRock. None of these persons had any relationships with DiamondRock requiring disclosure under applicable rules and regulations of the SEC. In addition, none of our executive officers served during 2015 as a director or member of a compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or our Compensation Committee.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Our officers and directors and greater than ten percent beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2015, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than ten percent beneficial owners were satisfied on a timely basis except that the Form 3 required to be filed by Mr. Chi upon becoming a director was not filed timely.

OTHER MATTERS
Expenses of Solicitation
We will bear the cost of the solicitation of proxies. In an effort to have as large a representation at the annual meeting as possible, we may solicit proxies, in certain instances, personally or by telephone or mail by one or more of our employees. We also may reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy material to their principals who are beneficial owners of shares of our common stock.
Stockholder Proposals for Inclusion in Proxy Statement for 2016 Annual Meeting of Stockholders
Any stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in our proxy statement and form of proxy for our 2017 annual meeting must be received by us no later than the close of business on November 24, 2016. Such proposals must also comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy statement and form of proxy. Any such proposal should be mailed to: DiamondRock Hospitality Company, 3 Bethesda Metro Center, Suite 1500, Bethesda, MD 20814, Attention: Corporate Secretary.
Other Stockholder Proposals
Our Third Amended and Restated Bylaws, or Bylaws, provide that a stockholder who desires to propose any business at an annual meeting of stockholders, other than proposals submitted pursuant to Exchange Act Rule 14a-8, must give us written notice of such stockholder’s intent to bring such business before such meeting. Our Bylaws state that such stockholder’s notice must be delivered to the Company’s secretary at the Company’s principal executive office not earlier than 150 days nor later than 120 days prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. However, in the event that the date of the annual meeting is more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be delivered not earlier than 150 days and not later than 120 days prior to the date of such annual meeting, as originally convened, or 10 days following the day on which the date of such meeting is publicly announced. Accordingly, such notice must be received in writing at our principal executive office not earlier than October 25, 2016 nor later than November 24, 2016, unless our 2017 annual meeting of stockholders is scheduled to take place before April 4, 2017 or after June 3, 2017. The stockholder’s written notice must set forth a brief description of the business desired to be brought before the meeting and certain other information as set forth in Article II, Section 11 of our Bylaws. Stockholders may obtain a copy of our Bylaws by writing to DiamondRock Hospitality Company, c/o Corporate Secretary, 3 Bethesda Metro Center, Suite 1500, Bethesda, MD 20814.
Stockholder Nominations of Directors
Our Bylaws provide that a stockholder who desires to nominate directors at a meeting of stockholders must give us written notice, within the same time period described above for a stockholder who desires to bring business before a meeting, other than pursuant to Exchange Act Rule 14a-8. Notice of a nomination must be delivered to, or mailed and received at, DiamondRock Hospitality Company, c/o Corporate Secretary, 3 Bethesda Metro Center, Suite 1500, Bethesda, MD 20814. As set forth in Article II, Section 11 of our Bylaws, the notice must set forth certain information as to each person whom the stockholder proposes to nominate for election as a director, the stockholder giving the notice and certain other persons, if any, identified in the Bylaws.

Appendix A

Set forth below is text of the Company’s Proposed Charter Amendment. This is the entire text of Article VI, Section 6.5 of our Charter, with the deletions proposed by Proposal Number Four indicated by strike out:

Section 6.5 Charter and Bylaws. The rights of all stockholders and the terms of all stock are subject to the provisions of the Charter and the Bylaws. ~~The Board of Directors shall have the exclusive power to adopt, alter or repeal any provision of the Bylaws and to make new Bylaws.~~

Appendix B

DIAMONDROCK HOSPITALITY COMPANY
2016 EQUITY INCENTIVE PLAN

SECTION 1.	GENERAL PURPOSE OF THE PLAN; DEFINITIONS
The name of the plan is the DiamondRock Hospitality Company 2016 Equity Incentive Plan (the “Plan”). The purpose of the Plan is to encourage and enable the officers, employees, Non-Employee Directors and Consultants of DiamondRock Hospitality Company, a Maryland corporation (the “Company”), DiamondRock Hospitality Limited Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”) and their Subsidiaries upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its businesses to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.
The following terms shall be defined as set forth below:
“Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
“Administrator” means either the Board or the compensation committee of the Board or a similar committee performing the functions of the compensation committee and which is comprised of not less than two Non‑Employee Directors who are independent.
“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Units, Deferred Stock Units, Restricted Stock Awards, Unrestricted Stock Awards, Cash-Based Awards, Dividend Equivalent Rights and Other Equity-Based Awards contemplated herein.
“Award Certificate” means a written or electronic document setting forth the terms and provisions applicable to an Award granted under the Plan. Each Award Certificate is subject to the terms and conditions of the Plan.
“Board” means the Board of Directors of the Company.
“Cash-Based Award” means an Award entitling the recipient to receive a cash-denominated payment.
“Change in Control” means any of the following events:
(i)The conclusion of the acquisition (whether by a merger or otherwise) by any Person (other than a Qualified Affiliate), in a single transaction or a series of related transactions, of Beneficial Ownership of more than 50 percent of (1) the Company’s outstanding Stock or (2) the combined voting power of the Company’s outstanding securities entitled to vote generally in the election of directors (the “Outstanding Voting Securities”);
(ii)The merger or consolidation of the Company with or into any other Person other than a Qualified Affiliate, if the directors immediately prior to the merger or consolidation cease to be the majority of the Board at any time within 12 months of the completion of the merger or consolidation;
(iii)Any one or a series of related sales or conveyances to any Person or Persons (including a liquidation or dissolution) other than any one or more Qualified Affiliates of all or substantially all of the assets of the Company or the Operating Partnership; or
(iv)Incumbent Directors cease, for any reason, to be a majority of the members of the Board, where an “Incumbent Director” is (1) an individual who is a member of the Board on the effective date of this Plan or (2) any new director whose appointment by the Board or whose nomination for election by the stockholders was approved by a majority of the persons who were already Incumbent Directors at the time of such appointment, election or approval, other than any individual who assumes office initially as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board or as a result of an agreement to avoid or settle such a contest or solicitation.
A Change in Control shall also be deemed to have occurred upon the completion of a tender offer for the Company’s securities pursuant to which a Person (other than a Qualified Affiliate) acquires securities representing more than 50 percent of the Outstanding Voting Securities.
For purposes of this definition of Change in Control, the following definitions shall apply: (A) “Beneficial Ownership,” “Beneficially Owned” and “Beneficially Owns” shall have the meanings provided in Exchange Act Rule 13d-3; (B) “Person” shall mean any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), including any natural person, corporation, trust, association, company, partnership, joint venture, limited liability company, legal entity of any kind, government, or political subdivision, agency or instrumentality of a government, as well as two or more Persons acting as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of the Company’s securities; and (C) “Qualified Affiliate” shall mean (I) any directly or indirectly wholly owned subsidiary of the Company or the Operating Partnership; (II) any employee benefit plan (or related trust) sponsored or maintained by the Company or the Operating Partnership or by any entity controlled by the Company or the Operating Partnership; or (III) any Person consisting in whole or in part of one or more individuals who are then the Company’s Chief Executive Officer or any other named executive officer (as defined in Item 402 of Regulation S-K under the Act) of the Company as indicated in its most recent securities filing made before the date of the transaction.
“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.
“Consultant” means any natural person that provides bona fide services to the Company, and such services are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.
“Covered Employee” means an employee who is a “Covered Employee” within the meaning of Section 162(m) of the Code.
“Deferred Stock Units” means an award of stock units that are fully vested upon grant.
“Dividend Equivalent Right” means an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares had been issued to and held by the grantee.
“Effective Date” means the date on which the Plan becomes effective as set forth in Section 21.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
“Fair Market Value” of the Stock on any given date means the fair market value of the Stock determined in good faith by the Administrator; provided, however, that if the Stock is admitted to quotation on the New York Stock Exchange or another national securities exchange, the determination shall be made by reference to the closing price on the relevant date. If there is no closing price for such date, the determination shall be made by reference to the last date preceding such date for which there was a closing price.
“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.
“Non-Employee Director” means a member of the Board who is not also an employee of the Company, the Operating Partnership or any Subsidiary.
“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

“Operating Partnership” means DiamondRock Hospitality Limited Partnership, L.P., a Delaware limited partnership.
“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5.
“Other Equity-Based Award” means any award granted pursuant to Section 13.
“Performance-Based Award” means any Restricted Stock Award, Restricted Stock Units or Cash-Based Award granted to a Covered Employee that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code and the regulations promulgated thereunder.
“Performance Criteria” means the criteria that the Administrator selects for purposes of establishing the Performance Goal or Performance Goals for an individual for a Performance Cycle. The Performance Criteria (which shall be applicable to the organizational level specified by the Administrator, including, but not limited to, the Company or a unit, division, group, or Subsidiary of the Company) that will be used to establish Performance Goals are limited to the following: (i) revenue; (ii) revenue per employee; (iii) earnings as determined by generally accepted accounting principles (“GAAP”); (iv) taxable earnings; (v) GAAP or taxable earnings per employee; (vi) GAAP or taxable earnings per share (basic or diluted); (vii) operating income; (viii) earnings before interest, taxes, depreciation and amortization (“EBITDA”) or EBITDA per share; (ix) funds from operations (“FFO”) or FFO per share; (x) funds available for distribution “FAD” or FAD per share; (xi) operating margins (however denominated); (xii) level of expenses, including capital expenses or corporate overhead expenses; (xiii) cash flow or cash flow per share; (xiv) total shareholder return; (xv) dividends paid or payable; (xvi) market share; (xvii) profitability as measured by return ratios, including return on revenue, return on assets, return on equity (including adjusted return on equity) and return on investment; (xviii) cash flow; (xix) economic value added (economic profit); and (xx) any one or more of these measures applied to either the Company or any subset of the Company’s hotels. In addition, performance goals may be established on a corporate-wide basis, with respect to one or more business units, divisions, subsidiaries or business segments and in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies. The measurement of performance against goals may exclude, if the Administrator provides in individual grant agreements, the impact of charges for restructurings, discontinued operations, any item of an unusual nature or of a type that indicates infrequency of occurrence, and other unusual or non-recurring items, and the cumulative effects of tax or accounting changes, each as defined by generally accepted accounting principles and as identified in the financial statements, management’s discussion and analysis or other SEC filing
“Performance Cycle” means one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Criteria will be measured for the purpose of determining a grantee’s right to receive or earn an Award, the vesting and/or payment of which is subject to the attainment of one or more Performance Goals. Each such period shall not be less than 12 months.
“Performance Goals” means, for a Performance Cycle, the specific goals established in writing by the Administrator for a Performance Cycle based upon the Performance Criteria.
“Prior Plan” means the Company’s Amended and Restated 2004 Stock Option and Incentive Plan.
“Restricted Shares” means the shares of Stock underlying a Restricted Stock Award that remain subject to a risk of forfeiture or the Company’s right of repurchase.
“Restricted Stock Award” means an Award of Restricted Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant.
“Restricted Stock Units” means an Award of stock units subject to such restrictions and conditions as the Administrator may determine at the time of grant.
“Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.
“Stock” means the Common Stock, par value $0.01 per share, of the Company, subject to adjustments pursuant to Section 3.

“Stock Appreciation Right” means an Award entitling the recipient to receive shares of Stock having a value equal to the excess of the Fair Market Value of the Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.
“Subsidiary” means any corporation or other entity (other than the Company) in which the Company has at least a 50 percent interest, either directly or indirectly.
“Ten Percent Owner” means an employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation.
“Units” means units of partnership interest, including one or more classes of profits interests in the Operating Partnership.
“Unrestricted Stock Award” means an Award of shares of Stock free of any restrictions.

SECTION 2.	ADMINISTRATION OF PLAN; ADMINISTRATOR AUTHORITY TO SELECT GRANTEES AND DETERMINE AWARDS
(a)Administration of Plan. The Plan shall be administered by the Administrator.
(b)Powers of Administrator. The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:
(i)to select the individuals to whom Awards may from time to time be granted;
(ii)to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Deferred Stock Units, Unrestricted Stock Awards, Cash-Based Awards, Dividend Equivalent Rights, Units and Other Equity-Based Awards, or any combination of the foregoing, granted to any one or more grantees;
(iii)to determine the number of shares of Stock or, in the case of a Cash-Based Award, the amount of cash, to be covered by any Award;
(iv)to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the forms of Award Certificates;
(v)to accelerate at any time the exercisability or vesting of all or any portion of any Award;
(vi)subject to the provisions of Section 5(c), to extend at any time the period in which Stock Options may be exercised; and
(vii)at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.
All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan grantees.
(c)Delegation of Authority to Grant Awards. Subject to applicable law, the Administrator, in its discretion, may delegate to the Chief Executive Officer of the Company all or part of the Administrator’s authority and duties with respect to the granting of Awards to individuals who are (i) not subject to the reporting and other provisions of Section 16 of the Exchange Act and (ii) not Covered Employees. Any such delegation by the Administrator shall include a limitation as to the amount of Stock underlying Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price and the vesting criteria. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.
(d)Award Certificate. Awards under the Plan shall be evidenced by Award Certificates that set forth the terms, conditions and limitations for each Award which may include, without limitation, the term of an Award and the provisions applicable in the event employment or service terminates.
(e)Indemnification. Neither the Board nor the Administrator, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Administrator (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under the Company’s articles or bylaws or any directors’ and officers’ liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Company.

SECTION 3.	STOCK ISSUABLE UNDER THE PLAN; CHANGE IN CONTROL TRANSACTIONS
(a)Stock Issuable. The maximum number of shares of Stock reserved and available for issuance under the Plan shall be 7,000,000 shares less one share for every one share granted under any Prior Plan after December 31, 2015. After the Effective Date of the Plan, no awards may be granted under the Prior Plan. For purposes of this limitation, the shares of Stock underlying any awards granted under this Plan or the Prior Plan that are forfeited, canceled, reacquired by the Company prior to vesting, satisfied without the issuance of Stock or otherwise terminated (other than by exercise) after the Effective Date shall be added back to the shares of Stock available for issuance under the Plan, including shares tendered or held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding, and shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right upon exercise thereof. In the event the Company repurchases shares of Stock on the open market, such shares shall not be added to the shares of Stock available for issuance under the Plan. Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award; provided, however, that Stock Options or Stock Appreciation Rights with respect to no more than 1,000,000 shares of Stock may be granted to any one individual grantee during any one calendar year period, and no more than 2,000,000 shares of the Stock may be issued in the form of Incentive Stock Options. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company.
(b)Maximum Awards to Non-Employee Directors. Notwithstanding anything to the contrary in this Plan, the value of all Awards awarded under this Plan and all other cash compensation paid by the Company to any Non-Employee Director other than the Chairman and Vice Chairman in any calendar year shall not exceed $500,000. For the purpose of this limitation, the value of any Award shall be its grant date fair value, as determined in accordance with ASC 718 or successor provision but excluding the impact of estimated forfeitures related to service-based vesting provisions.
(c)Changes in Stock. Subject to Section 3(d) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, including the maximum number of shares that may be issued in the form of Incentive Stock Options, (ii) the number of Stock Options or Stock Appreciation Rights that can be granted to any one individual grantee and the maximum number of shares that may be granted under a Performance-Based Award, (iii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iv) the repurchase price, if any, per share subject to each outstanding Restricted Stock Award, and (v) the exercise price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of Stock Options and Stock Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The Administrator shall also make equitable or proportionate adjustments in the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration cash dividends paid other than in the ordinary course or any other extraordinary corporate event. The adjustment by the Administrator shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.
(d)Change in Control Transactions.
(i)In the case of and subject to the consummation of a Change in Control, the parties thereto may cause the assumption or continuation of Awards theretofore granted by the successor entity, or the substitution of such Awards on an equitable basis with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree, the Fair Market Value of which (as determined by the Administrator in its reasonable discretion) shall not materially differ from the Fair Market Value of the shares of Stock subject to such Awards immediately preceding the Acquisition. To the extent the parties to such Change in Control do not provide for the assumption, continuation or substitution of Awards, as of the effective time of the Change in Control, the Plan and all outstanding Awards granted shall terminate, and, except as the Administrator may otherwise specify with respect to particular Awards in the relevant Award Certificate, all Options and Stock Appreciation Rights with time-based vesting that are not exercisable immediately prior to the effective time of the Change in Control shall become fully exercisable as of the effective time of the Change in Control, all other Awards with time-based vesting, conditions or restrictions shall become fully vested and nonforfeitable as of the effective time of the Change in Control and the treatment of all Awards with conditions and restrictions relating to the attainment of performance goals will be subject to the terms of the Award Certificates.
(ii)If Awards are continued, assumed or substituted in connection with a Change in Control, in the event of an involuntary termination of services of a grantee for any reason other than Cause within 24 months following the consummation of the Change in Control, any Awards of the grantee continued, assumed or substituted in connection with the Change in Control which are subject to service vesting shall accelerate in full, and any Awards which are subject to performance vesting shall accelerate to the extent provided in the Award Certificate. As used in this subsection 3(d)(ii) only, “Cause” shall mean the commission of any act of fraud, embezzlement or dishonesty by the grantee, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Company, or any other intentional misconduct by such person adversely affecting the business or affairs of the Company in a material manner; provided that if the grantee is party to an individual employment or severance agreement with the Company, the definition of “Cause” in such agreement shall apply.
(iii)Notwithstanding anything to the contrary in this Section 3(d), in the event of a Change in Control pursuant to which holders of the Stock of the Company will receive upon consummation thereof a cash payment for each share surrendered in the Change in Control, and Awards are not continued, assumed or substituted in connection therewith, the Company shall have the right, but not the obligation, to make or provide for a cash payment to the grantees holding Options and Stock Appreciation Rights, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the value as determined by the Administrator of the consideration payable per share of Stock pursuant to the Change in Control (the “Sale Price”) times the number of shares of Stock subject to outstanding Options and Stock Appreciation Rights (to the extent then exercisable at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding Options and Stock Appreciation Rights. The Company shall also have the option (in its sole discretion) to make or provide for a payment, in cash or kind, to the grantees holding other Awards in an amount equal to the Sale Price multiplied by the number of vested shares of Stock under such Awards.
(e)Substitute Awards. The Administrator may grant Awards under the Plan in substitution for Stock and stock-based awards held by employees, directors or other key persons of another corporation in connection with the merger or consolidation of the employing corporation with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the employing corporation. The Administrator may direct that the substitute awards be granted on such terms and conditions as the Administrator considers appropriate in the circumstances. Any substitute Awards granted under the Plan shall not count against the share limitation set forth in Section 3(a) and any forfeiture or cancellation of substitute Awards shall not be added back to the share limitation set forth in Section 3(a).

SECTION 4.	ELIGIBILITY
Grantees under the Plan will be such full or part-time officers and other employees, Non-Employee Directors and Consultants of the Company, the Operating Partnership and their Subsidiaries as are selected from time to time by the Administrator in its sole discretion.

SECTION 5.	STOCK OPTIONS
(a)Award of Stock Options. The Administrator may grant Stock Options under the Plan. Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve.
Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.
Stock Options granted pursuant to this Section 5 shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable. If the Administrator so determines, Stock Options may be granted in lieu of cash compensation at the optionee’s election, subject to such terms and conditions as the Administrator may establish.
(b)Exercise Price. The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 5 shall be determined by the Administrator at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the option price of such Incentive Stock Option shall be not less than 110 percent of the Fair Market Value on the grant date.
(c)Option Term. The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than ten years after the date the Stock Option is granted. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the term of such Stock Option shall be no more than five years from the date of grant.
(d)Exercisability; Rights of a Stockholder. Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the grant date. The Administrator may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.
(e)Method of Exercise. Stock Options may be exercised in whole or in part, by giving written or electronic notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods except to the extent otherwise provided in the Option Award Certificate:
(i)In cash, by certified or bank check or other instrument acceptable to the Administrator;
(ii)Through the delivery (or attestation to the ownership following such procedures as the Company may prescribe) of shares of Stock that are not then subject to restrictions under any Company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date;
(iii)By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Company shall prescribe as a condition of such payment procedure; or
(iv)With respect to Stock Options that are not Incentive Stock Options, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price.
Payment instruments will be received subject to collection. The transfer to the optionee on the records of the Company or of the transfer agent of the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Option Award Certificate or applicable provisions of laws (including the satisfaction of any withholding taxes that the Company is obligated to withhold with respect to the optionee). In the event an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the number of attested shares. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the exercise of Stock Options, such as a system using an internet website or interactive voice response, then the paperless exercise of Stock Options may be permitted through the use of such an automated system.
(f)Annual Limit on Incentive Stock Options. To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.

SECTION 6.	STOCK APPRECIATION RIGHTS
(a)Award of Stock Appreciation Rights. The Administrator may grant Stock Appreciation Rights under the Plan. A Stock Appreciation Right is an Award entitling the recipient to receive shares of Stock having a value equal to the excess of the Fair Market Value of a share of Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.
(b)Exercise Price of Stock Appreciation Rights. The exercise price of a Stock Appreciation Right shall not be less than 100 percent of the Fair Market Value of the Stock on the date of grant.
(c)Grant and Exercise of Stock Appreciation Rights. Stock Appreciation Rights may be granted by the Administrator independently of any Stock Option granted pursuant to Section 5 of the Plan.
(d)Terms and Conditions of Stock Appreciation Rights. Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined at the time of grant by the Administrator. The term of a Stock Appreciation Right may not exceed ten years.

SECTION 7.	RESTRICTED STOCK AWARDS
(a)Nature of Restricted Stock Awards. The Administrator may grant Restricted Stock Awards under the Plan. A Restricted Stock Award is any Award of Restricted Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The terms and conditions of each such Award shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.
(b)Rights as a Stockholder. Upon the grant of the Restricted Stock Award and payment of any applicable purchase price, a grantee shall have the rights of a stockholder with respect to the voting of the Restricted Shares and to the extent provided in the Award Certificate, receipt of dividends; provided that if the lapse of restrictions with respect to the Restricted Stock Award is tied to the attainment of performance goals, any dividends paid by the Company during the performance period shall accrue and shall not be paid to the grantee until and to the extent the performance goals are met with respect to the Restricted Stock Award. Unless the Administrator shall otherwise determine, (i) uncertificated Restricted Shares shall be accompanied by a notation on the records of the Company or the transfer agent to the effect that they are subject to forfeiture until such Restricted Shares are vested as provided in Section 7(d) below, and (ii) certificated Restricted Shares shall remain in the possession of the Company until such Restricted Shares are vested as provided in Section 7(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Administrator may prescribe.
(c)Restrictions. Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award Certificate. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 18 below, in writing after the Award is issued, if a grantee’s employment (or other service relationship) with the Company and its Subsidiaries terminates for any reason, any Restricted Shares that have not vested at the time of termination shall automatically and without any requirement of notice to such grantee from or other action by or on behalf of, the Company be deemed to have been reacquired by the Company at its original purchase price (if any) from such grantee or such grantee’s legal representative simultaneously with such termination of employment (or other service relationship), and thereafter shall cease to represent any ownership of the Company by the grantee or rights of the grantee as a stockholder. Following such deemed reacquisition of Restricted Shares that are represented by physical certificates, a grantee shall surrender such certificates to the Company upon request without consideration.
(d)Vesting of Restricted Shares. The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Shares and the Company’s right of repurchase or forfeiture shall lapse. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Shares and shall be deemed “vested.”

SECTION 8.	RESTRICTED STOCK UNITS/Deferred Stock Units
(a)Nature of Restricted Stock Units. The Administrator may grant Restricted Stock Units under the Plan. A Restricted Stock Unit is an Award of stock units that may be settled in shares of Stock upon the satisfaction of such restrictions and conditions at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The terms and conditions of each such Award shall be determined by the Administrator at the time of grant, and such terms and conditions may differ among individual Awards and grantees. Except in the case of Restricted Stock Units with a deferred settlement date that complies with Section 409A, at the end of the vesting period, the Restricted Stock Units, to the extent vested, shall be settled in the form of shares of Stock. Restricted Stock Units with deferred settlement dates are subject to Section 409A and shall contain such additional terms and conditions as the Administrator shall determine in its sole discretion in order to comply with the requirements of Section 409A.
(b)Election to Receive Deferred Stock Units in Lieu of Compensation. The Administrator may, in its sole discretion, permit a grantee to elect to receive Stock, Unrestricted Stock Award or a portion of future cash compensation otherwise due to such grantee in the form of an award of Deferred Stock Units. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and in accordance with Section 409A and such other rules and procedures established by the Administrator. Any such future cash compensation that the grantee elects to defer shall be converted to a fixed number of Deferred Stock Units based on the Fair Market Value of Stock on the date the compensation would otherwise have been paid to the grantee if such payment had not been deferred as provided herein. The Administrator shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Administrator deems appropriate. Any Deferred Stock Units that are elected to be received in lieu of cash compensation shall be fully vested.
(c)Rights as a Stockholder. A grantee shall have the rights as a stockholder only as to shares of Stock acquired by the grantee upon settlement of Restricted Stock Units or Deferred Stock Units; provided, however, that the grantee may be credited with Dividend Equivalent Rights with respect to the stock units underlying his Restricted Stock Units or Deferred Stock Units, subject to the provisions of Section 12 and such terms and conditions as the Administrator may determine.
(d)Termination. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 18 below, in writing after the Award is issued, a grantee’s right in all Restricted Stock Units that have not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

SECTION 9.	UNRESTRICTED STOCK AWARDS
Grant or Sale of Unrestricted Stock. The Administrator may grant (or sell at par value or such higher purchase price determined by the Administrator) an Unrestricted Stock Award under the Plan. An Unrestricted Stock Award is an Award pursuant to which the grantee may receive shares of Stock free of any restrictions under the Plan. Unrestricted Stock Awards may be granted in respect of past services or other valid consideration, or in lieu of cash compensation due to such grantee.

SECTION 10.	CASH-BASED AWARDS
Grant of Cash-Based Awards. The Administrator may grant Cash-Based Awards under the Plan. A Cash-Based Award is an Award that entitles the grantee to a payment in cash upon the attainment of specified Performance Goals. The Administrator shall determine the maximum duration of the Cash-Based Award, the amount of cash to which the Cash-Based Award pertains, the conditions upon which the Cash-Based Award shall become vested or payable, and such other provisions as the Administrator shall determine. Each Cash-Based Award shall specify a cash-denominated payment amount, formula or payment ranges as determined by the Administrator. Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award and may be made in cash.

SECTION 11.	PERFORMANCE-BASED AWARDS TO COVERED EMPLOYEES
(a)Performance-Based Awards. The Administrator may grant one or more Performance-Based Awards in the form of a Restricted Stock Award, Restricted Stock Units or Cash-Based Award payable upon the attainment of Performance Goals that are established by the Administrator and relate to one or more of the Performance Criteria, in each case on a specified date or dates or over any period or periods determined by the Administrator. The Administrator shall define in an objective fashion the manner of calculating the Performance Criteria it selects to use for any Performance Cycle.
(b)Grant of Performance-Based Awards. With respect to each Performance-Based Award granted to a Covered Employee, the Administrator shall select, within the first 90 days of a Performance Cycle (or, if shorter, within the maximum period allowed under Section 162(m) of the Code) the Performance Criteria for such grant, and the Performance Goals with respect to each Performance Criterion (including a threshold level of performance below which no amount will become payable with respect to such Award). Each Performance-Based Award will specify the amount payable, or the formula for determining the amount payable, upon achievement of the various applicable performance targets. The Performance Criteria established by the Administrator may be (but need not be) different for each Performance Cycle and different Performance Goals may be applicable to Performance-Based Awards to different Covered Employees.
(c)Payment of Performance-Based Awards. Following the completion of a Performance Cycle, the Administrator shall meet to review and certify in writing whether, and to what extent, the Performance Goals for the Performance Cycle have been achieved and, if so, to also calculate and certify in writing the amount of the Performance-Based Awards earned for the Performance Cycle. The Administrator shall then determine the actual size of each Covered Employee’s Performance-Based Award.
(d)Maximum Award Payable. The maximum Performance-Based Award payable to any one Covered Employee under the Plan for a Performance Cycle is 1,000,000 shares of Stock (subject to adjustment as provided in Section 3(c) hereof) or $10 million in the case of a Performance-Based Award that is a Cash-Based Award.

SECTION 12.	DIVIDEND EQUIVALENT RIGHTS
(a)Dividend Equivalent Rights. The Administrator may grant Dividend Equivalent Rights under the Plan. A Dividend Equivalent Right is an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other Award to which it relates) if such shares had been issued to the grantee. A Dividend Equivalent Right may be granted hereunder to any grantee as a component of an award of Restricted Stock Units, Units or Other Equity-Based Award or as a freestanding award. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award Certificate. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of an Award of Restricted Stock Units, Units or Other Equity-Based Award subject to performance vesting shall provide that such Dividend Equivalent Right shall be settled only upon settlement or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award.
(b)Termination. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 18 below, in writing after the Award is issued, a grantee’s rights in all Dividend Equivalent Rights shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

SECTION 13.	OTHER EQUITY-BASED AWARDS
(a)Nature of Other Equity-Based Awards. Other forms of Awards (“Other Equity-Based Awards”) that may be granted under the Plan include Awards that are valued in whole or in part by reference to, or are otherwise calculated by reference to or based on, shares of Stock, including without limitation, (i) Units, (ii) convertible preferred shares, convertible debentures and other convertible, exchangeable or redeemable securities or equity interests (including Units), (iii) membership interests in a Subsidiary or operating partnership and (iv) Awards valued by reference to book value, fair value or Performance Criteria relative to the Company or any Subsidiary or group of Subsidiaries. For purposes of calculating the number of shares of Stock underlying an Other Equity-Based Award relative to the total number of shares of Stock reserved and available for issuance under Section 3(a), the Administrator shall establish in good faith the maximum number of shares of Stock to which a grantee of such Other Equity-Based Award may be entitled upon fulfillment of all applicable conditions set forth in the relevant Award documentation, including vesting, accretion factors, conversion ratios, exchange ratios and the like. If and when any such conditions are no longer capable of being met, in whole or in part, the number of shares of Stock underlying such Other Equity-Based Award shall be reduced accordingly by the Administrator and the related shares of Stock shall be added back to the shares of Stock available for issuance under the Plan. Other Equity-Based Awards may be issued either alone or in addition to other Awards granted under the Plan and shall be evidenced by an Award agreement. The Administrator shall determine the recipients of, and the time or times at which, Other Equity-Based Awards shall be made; the number of shares of Stock or Units to be awarded; the price, if any, to be paid by the recipient for the acquisition of Other Equity-Based Awards; and the restrictions and conditions applicable to Other Equity-Based Awards. Conditions may be based on continuing employment (or other service relationship), computation of financial metrics and/or achievement of pre-established Performance Goals and objectives. The provisions of the grant of Other Equity-Based Awards need not be the same with respect to each recipient.
(b)Rights as Stockholder. Until such time as an Other Equity-Based Award is actually converted into, exchanged for, or paid out in shares of Stock, a recipient shall have no rights as a stockholder.
(c)Termination. In the event that a recipient ceases to be employed by or to provide services to the Company, or any Subsidiary, any outstanding Other Equity-Based Awards previously granted to such recipient shall be subject to such terms and conditions as set forth in the Award Certificate governing such Other Equity-Based Awards. Except as may otherwise be provided by the Administrator either in the Award Certificate, or, subject to Section 18 below, in writing after the Award agreement is issued, a grantee’s rights in all Other Equity-Based Awards that have not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

SECTION 14.	Transferability of Awards
(a)Transferability. Except as provided in Section 14(b) below, during a grantee’s lifetime, his or her Awards shall be exercisable only by the grantee, or by the grantee’s legal representative or guardian in the event of the grantee’s incapacity. No Awards shall be sold, assigned, transferred or otherwise encumbered or disposed of by a grantee other than by will or by the laws of descent and distribution or pursuant to a domestic relations order. No Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind, and any purported transfer in violation hereof shall be null and void.
(b)Administrator Action. Notwithstanding Section 14(a), the Administrator, in its discretion, may provide either in the Award Certificate regarding a given Award or by subsequent written approval that the grantee (who is an employee or director) may transfer his or her Non-Qualified Stock Options or Other Equity-Based Awards to his or her immediate family members, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award. In no event may an Award be transferred by a grantee for value.
(c)Family Member. For purposes of Section 14(b), “family member” shall mean a grantee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the grantee’s household (other than a tenant of the grantee), a trust in which these persons (or the grantee) have more than 50 percent of the beneficial interest, a foundation in which these persons (or the grantee) control the management of assets, and any other entity in which these persons (or the grantee) own more than 50 percent of the voting interests.
(d)Designation of Beneficiary. To the extent permitted by the Company, each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee’s death. Any such designation shall be on a form provided for that purpose by the Administrator and shall not be effective until received by the Administrator. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee’s estate.

SECTION 15.	TAX WITHHOLDING
(a)Payment by Grantee. Each grantee shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the grantee for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld by the Company with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Company’s obligation to deliver evidence of book entry (or stock certificates) to any grantee is subject to and conditioned on tax withholding obligations being satisfied by the grantee.
(b)Payment in Stock. Subject to approval by the Administrator, a grantee may elect to have the Company’s minimum required tax withholding obligation satisfied, in whole or in part, by authorizing the Company to withhold from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due. The Administrator may also require Awards to be subject to mandatory share withholding up to the required withholding amount. For purposes of share withholding, the Fair Market Value of withheld shares shall be determined in the same manner as the value of Stock includible in income of the grantees.

SECTION 16.	Section 409A awards
To the extent that any Award is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A (a “409A Award”), the Award shall be subject to such additional rules and requirements as specified by the Administrator from time to time in order to comply with Section 409A. In this regard, if any amount under a 409A Award is payable upon a “separation from service” (within the meaning of Section 409A) to a grantee who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the grantee’s separation from service, or (ii) the grantee’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. Further, the settlement of any such Award may not be accelerated except to the extent permitted by Section 409A.

SECTION 17.	TERMINATION OF EMPLOYMENT, TRANSFER, LEAVE OF ABSENCE, ETC.
(a)Termination of Employment. If the grantee’s employer ceases to be a Subsidiary, the grantee shall be deemed to have terminated employment for purposes of the Plan.
(b)For purposes of the Plan, the following events shall not be deemed a termination of employment:
(i)a transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another; or
(ii)an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.

SECTION 18.	AMENDMENTS AND TERMINATION
The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder’s consent. Except as provided in Section 3(c) or 3(d), without prior stockholder approval, in no event may the Administrator exercise its discretion to reduce the exercise price of outstanding Stock Options or Stock Appreciation Rights or effect repricing through cancellation and re-grants or cancellation of Stock Options or Stock Appreciation Rights in exchange for cash or other Awards. To the extent required under the rules of any securities exchange or market system on which the Stock is listed, to the extent determined by the Administrator to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code, or to ensure that compensation earned under Awards qualifies as performance-based compensation under Section 162(m) of the Code, Plan amendments shall be subject to approval by the Company stockholders entitled to vote at a meeting of stockholders. Nothing in this Section 18 shall limit the Administrator’s authority to take any action permitted pursuant to Section 3(c) or 3(d).

SECTION 19.	STATUS OF PLAN
With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

SECTION 20.	GENERAL PROVISIONS
(a)No Distribution. The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.
(b)Delivery of Stock Certificates. Stock certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company. Uncertificated Stock shall be deemed delivered for all purposes when the Company or a Stock transfer agent of the Company shall have given to the grantee by electronic mail (with proof of receipt) or by United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records). Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing shares of Stock pursuant to the exercise of any Award, unless and until the Administrator has determined, with advice of counsel (to the extent the Administrator deems such advice necessary or advisable), that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed, quoted or traded. All Stock certificates delivered pursuant to the Plan shall be subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state or foreign jurisdiction, securities or other laws, rules and quotation system on which the Stock is listed, quoted or traded. The Administrator may place legends on any Stock certificate to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Administrator may require that an individual make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems necessary or advisable in order to comply with any such laws, regulations, or requirements. The Administrator shall have the right to require any individual to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Administrator.
(c)Stockholder Rights. Until Stock is deemed delivered in accordance with Section 20(b), no right to vote or receive dividends or any other rights of a stockholder will exist with respect to shares of Stock to be issued in connection with an Award, notwithstanding the exercise of a Stock Option or any other action by the grantee with respect to an Award.
(d)Other Compensation Arrangements; No Employment Rights. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.
(e)Trading Policy Restrictions. Option exercises and other Awards under the Plan shall be subject to the Company’s insider trading policies and procedures, as in effect from time to time.
(f)Clawback Policy. Awards under the Plan shall be subject to the Company’s clawback policy, as in effect from time to time.

SECTION 21.	EFFECTIVE DATE OF PLAN
This Plan shall become effective upon stockholder approval in accordance with applicable state law, the Company’s bylaws and articles of incorporation, and applicable stock exchange rules. No grants of Stock Options and other Awards may be made hereunder after the tenth anniversary of the Effective Date and no grants of Incentive Stock Options may be made hereunder after the tenth anniversary of the date the Plan is approved by the Board.

SECTION 22.	GOVERNING LAW
This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the State of Maryland, applied without regard to conflict of law principles.
DATE APPROVED BY BOARD OF DIRECTORS: February 17, 2016
DATE APPROVED BY STOCKHOLDERS:

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	For	Against	Abstain
01 William W. McCarten	☐	☐	☐
02 Daniel J. Altobello	☐	☐	☐
03 Timothy R. Chi	☐	☐	☐
04 Maureen L. McAvey	☐	☐	☐
05 Gilbert T. Ray	☐	☐	☐
06 Bruce D. Wardinski	☐	☐	☐
07 Mark W. Brugger	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals.

	For	Against	Abstain
2. To approve, on a non-binding, advisory basis, the compensation of the named executive officers, as disclosed in the proxy statement.	☐	☐	☐
3. To ratify the appointment of KPMG LLP as the independent auditors for DiamondRock Hospitality Company for the fiscal year ending December 31, 2016.	☐	☐	☐
4. Approve an amendment to our charter to permit both the directors and the stockholders to amend our bylaws.	☐	☐	☐
5. To approve a new equity incentive plan for DiamondRock Hospitality Company.	☐	☐	☐

NOTE: The proxies are also authorized to vote in their discretion upon such other business as may properly come before the annual meeting, including any postponement or adjournment of the meeting.

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000271240_1 R1.0.1.25

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, AR/Form 10-K is/are available at www.proxyvote.com

DIAMONDROCK HOSPITALITY COMPANY

The undersigned stockholder of DiamondRock Hospitality Company, a Maryland corporation, hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and Proxy Statement, each dated March 24, 2016, and hereby appoints William J. Tennis and Sean M. Mahoney, and each of them, as attorneys-in-fact and proxies of the undersigned, with full power of substitution in each of them, to vote all of the shares of DiamondRock Hospitality Company that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of DiamondRock Hospitality Company to be held at the Westin Washington D.C. City Center, 1400 M Street NW, Washington, D.C. on Tuesday, May 3, 2016 at 3:00 p.m. (local time), and at any and all postponements and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions.

WHEN PROPERLY EXECUTED, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE MANNER DIRECTED BY THE UNDERSIGNED. IF THIS PROXY IS PROPERLY EXECUTED BUT NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR ALL OTHER PROPOSALS, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT.

0000271240_2 R1.0.1.25

Continued and to be signed on reverse side